Exhibit 99.1

LSF11 Redwood TopCo LLC

Consolidated Financial Statements

as of and for the Years Ended

December 31, 2024 and 2023

INDEPENDENT AUDITOR’S REPORT

To Management of LSF11 Redwood TopCo LLC

Opinion

We have audited the consolidated financial statements of LSF11 Redwood TopCo LLC and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

December 3, 2025

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In millions)

	Year Ended
	December 31, 2024	December 31, 2023
Revenues	$1,380.2	$1,430.1
Cost of products sold	808.6	859.2

Gross profit	571.6	570.9
Selling, general and administrative	295.1	320.3
Intangible amortization	105.4	122.1
Restructuring and other related charges	4.9	10.1
Losses (gain) on sales of businesses	25.7	(2.1)

Operating income	140.5	120.5
Other income (expense), net	5.0	(3.7)
Interest expense, net	(139.6)	(159.3)
Losses on early extinguishment of debt	(9.3)	(8.6)

Loss before income taxes	(3.4)	(51.1)
Income tax provision	(41.4)	(8.4)

Net loss	$(44.8)	$(59.5)

Net loss	$(44.8)	$(59.5)
Other comprehensive income (loss), net:
Foreign currency translation adjustments	(75.2)	54.1
Reclassifications of disposed businesses foreign currency translation adjustments from accumulated other comprehensive loss	0.3	13.9
Net unrealized losses on qualifying cash flow hedges, net of tax benefit of ($3.8) and ($4.2), respectively	(12.7)	(13.4)

Other comprehensive income (loss), net	(87.6)	54.6

Total comprehensive loss	$(132.4)	$(4.9)

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$170.9	$273.8
Accounts receivable, net	231.8	244.6
Contract assets	27.6	28.4
Inventories, net	177.1	231.4
Other current assets	37.0	54.9

Total current assets	644.4	833.1
Property, plant and equipment:
Land	27.6	30.9
Buildings and leasehold improvements	103.0	108.1
Machinery and equipment	171.1	173.6

	301.7	312.6
Accumulated depreciation	(94.5)	(72.8)

Property, plant and equipment, net	207.2	239.8
Goodwill	948.7	1,054.9
Intangibles, net	1,502.3	1,906.2
Other assets	57.3	110.2

TOTAL ASSETS	$3,359.9	$4,144.2

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$134.0	$137.8
Contract liabilities	75.4	113.9
Accrued expenses and other current liabilities	135.7	154.1
Income taxes payable	34.5	11.3
Short-term debt	6.6	5.4

Total current liabilities	386.2	422.5
Long-term debt	1,571.5	1,832.7
Deferred and other income tax liabilities	301.6	414.4
Other long-term liabilities	65.0	71.4

Total long-term liabilities	1,938.1	2,318.5
Commitments and contingent liabilities (Note 15)
Equity:
Paid-in capital	1,962.3	1,962.3
Accumulated deficit	(820.1)	(540.1)
Accumulated other comprehensive loss	(106.6)	(19.0)

Total equity	1,035.6	1,403.2

TOTAL LIABILITIES AND EQUITY	$3,359.9	$4,144.2

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31, 2023 and 2024
	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Equity
Balance at December 31, 2022	$1,955.4	$(280.6)	$(73.6)	$1,601.2
Net loss	—	(59.5)	—	(59.5)
Other comprehensive income, net	—	—	54.6	54.6
Capital contribution from Parent	6.9	—	—	6.9
Dividend to Parent	—	(200.0)	—	(200.0)

Balance at December 31, 2023	$1,962.3	$(540.1)	$(19.0)	$1,403.2
Net loss	—	(44.8)	—	(44.8)
Other comprehensive loss, net	—	—	(87.6)	(87.6)
Dividend to Parent	—	(200.0)	—	(200.0)
Distribution of equity security	—	(35.2)	—	(35.2)

Balance at December 31, 2024	$1,962.3	$(820.1)	$(106.6)	$1,035.6

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 31, 2024	December 31, 2023
Cash flows from operating activities:
Net loss	$(44.8)	$(59.5)
Adjustments to reconcile net loss to net cash from operating activities:
Restructuring and other related charges	4.9	10.1
Deferred income tax benefit	(39.7)	(37.3)
Depreciation and amortization	134.7	165.5
Amortization of debt discounts and deferred financing fees	11.8	12.9
Pension and other employee benefits	1.6	3.2
Losses on asset sales and other, net	1.2	0.5
Losses (gain) on sales of businesses	25.7	(2.1)
Losses (gains) on changes in fair value of investment in equity security	4.1	(3.6)
Losses on early extinguishment of debt	9.3	8.6
Changes in operating assets and liabilities:
Accounts receivable and other assets	(32.0)	7.7
Contract assets and liabilities, net	(37.7)	18.6
Inventories	11.3	18.2
Other current assets and other assets (proceeds from termination of former interest rate swaps)	34.4	—
Accounts payable, accrued expenses and other current liabilities	21.1	(7.0)
Cash spending on restructuring actions	(6.7)	(8.2)

Net cash from operating activities	99.2	127.6
Cash flows from investing activities:
Proceeds from sales of businesses, net of cash disposed	312.9	508.7
Proceeds from asset sale and other, net	0.1	—
Capital expenditures	(19.4)	(17.1)

Net cash from investing activities	293.6	491.6
Cash flows used in financing activities:
Term loan repayments of senior credit facility	(280.0)	(203.0)
Revolver borrowing under senior credit facility	10.3	—
Revolver repayments of senior credit facility	(10.3)	(5.0)
Repayments of purchase card program, net	(2.2)	(3.1)
Borrowings under other financing arrangements	9.4	0.5
Repayments of other financing arrangements	(6.2)	(4.4)
Financing fee paid	(2.1)	—
Capital contribution from Parent	—	6.9
Dividends paid to Parent	(200.0)	(200.0)

Net cash used in financing activities	(481.1)	(408.1)
Change in cash, cash equivalents and restricted cash due to changes in foreign currency exchange rates	(12.7)	(2.8)
Net change in cash, cash equivalents and restricted cash	(101.0)	208.3
Consolidated cash, cash equivalents and restricted cash, beginning of period	274.4	66.1

Consolidated cash, cash equivalents and restricted cash, end of period	$173.4	$274.4

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

(In millions)

	Year Ended
	December 31, 2024	December 31, 2023
Supplemental disclosure of cash flow information
Interest paid	$146.7	$153.9
Income taxes paid, net of refunds of $1.2, and $4.7, respectively	$57.8	$36.7
Non-cash investing and financing transaction:
Distribution of equity security	$35.2	—

Reconciliation of cash, cash equivalents and restricted cash to consolidated balance sheets at end of period:	December 31, 2024	December 31, 2023
Cash and cash equivalents	$170.9	$273.8
Restricted cash included in other current assets	2.5	0.6

Consolidated cash, cash equivalents and restricted cash, end of period	$173.4	$274.4

The accompanying notes are an integral part of these statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions, except per unit data, and unless otherwise noted)

(1)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Our significant accounting policies are described below, as well as in other Notes that follow.

Basis of Presentation – LSF11 Redwood TopCo LLC and its consolidated subsidiaries (“Redwood TopCo,” ‘‘the Company,’’ “we,” “us,” or “our”) improves the world through innovative and sustainable solutions. The Company’s product offering is concentrated in process technologies that perform mixing, blending, fluid handling, separation, thermal heat transfer and other activities that are integral to processes performed across a wide variety of nutrition, health and precision solution markets. In 2024, the Company’s revenues consisted of approximately 41%, 35%, and 24% of sales into the Americas, EMEA, and Asia Pacific regions, respectively, and we had operations in more than 20 countries and sales in more than 130 countries around the world. In 2023, the Company’s revenues consisted of approximately 42%, 32%, and 26% of sales into the Americas, EMEA, and Asia Pacific regions, respectively, and we had operations and sales in the same number of countries as in 2024. These financial statements include the Company’s accounts prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) after the elimination of intercompany transactions. Unless otherwise indicated, amounts provided in these Notes pertain to continuing operations.

Related Party Costs - We incurred $5.1 and $7.3 of costs from Hudson Americas, L.P., the investment manager of our parent company LSF 11 Redwood Parent, L.P., a Delaware limited liability partnership (the “Parent”) and various Lone Star funds, in the years ended December 31, 2024 and 2023, respectively, consisting primarily of reimbursement of costs incurred for management and advisory services. Such costs are recorded within “Selling, general and administrative” (“SG&A”) expense in the accompanying consolidated statements of operations.

Foreign Currency Translation and Transactions - The financial statements of our foreign subsidiaries are translated into U.S. dollars in accordance with the Foreign Currency Matters Topic of the Financial Accounting Standards Board (the “FASB”) Codification (the “Codification”). Balance sheet accounts are translated at the current rate at the end of each period and income statement accounts are translated at the average rate for each period. Gains and losses on foreign currency translations are reflected as a separate component of equity and other comprehensive income (loss). Foreign currency transaction gains and losses, as well as gains and losses related to foreign currency forward contracts and currency forward embedded derivatives, are included in “Other income (expense), net,” with the related net gains (losses) totaling $7.5 and ($6.2) in the years ended December 31, 2024 and 2023, respectively.

Cash and Cash Equivalents - We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash and cash equivalents.

Revenue Recognition - We utilize a policy for revenue recognition which depicts the transfer of promised goods or services to customers in accordance with the transfer of control over those goods and services. See Note 5 for additional details regarding revenue from contracts with customers.

Application of Our Revenue Recognition Policy:

Performance Obligations - Under our revenue recognition policy, a contract with a customer is an agreement approved by both parties that creates enforceable rights and obligations, has commercial substance and includes identified payment terms under which collectability is probable. Once the Company has entered a contract with a customer, the contract is evaluated to identify performance obligations. Original equipment (“OE”) contracts recognized over time are typically accounted for as a single performance obligation due to the integration of equipment and components, including installation and commissioning of those products, that will together produce a combined output. For OE or aftermarket (“AM”) contracts recognized at a point in time, we evaluate whether we have promised to provide multiple distinct goods or services in the contract, which can include equipment, installation, commissioning, and service. Goods and services that are determined to be distinct are accounted for as separate performance obligations. If determined to be significant to the contract, installation and commissioning may be accounted for as a separate performance obligation. Performance obligations to provide service typically relate to maintenance, repair or upgrade activities to be performed on equipment we provide to customers. Service is typically determined to be a separate performance obligation satisfied as the service is completed.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Shipping and handling are generally determined to be fulfillment activities and typically occur prior to when control of the underlying goods in a contract transfers to a customer. In the event we are required to perform shipping and handling activities after control of the goods transfers to a customer, we treat those obligations as fulfillment activities and accrue for the costs of performing the obligation when revenue on the related goods is recognized.

Determination and Allocation of Transaction Price - We determine the transaction price for each contract based on the consideration we expect to receive for the products or services being provided under the contract. Certain OE contracts may vary in price due to variable consideration, primarily pertaining to late delivery penalties on OE contracts recognized over time and, to a lesser extent, OE contracts recognized at a point in time. We estimate variable consideration at the amount to which we expect to be entitled, which is included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur. Due to the customer- and contract-specific nature of late delivery penalties, we use the most likely amount method to measure variable consideration based on an assessment of key factors related to a contract program schedule and, for certain contracts, specific historical experience with customers. Actual amounts of consideration ultimately received may differ from our estimates. If actual results vary from our estimates, we will adjust these estimates, which would affect revenue and earnings in the period such variances become known.

The total transaction price is allocated to each performance obligation in an amount based on the estimated relative standalone selling prices of the promised goods or services underlying each distinct performance obligation. In cases where we sell products with observable standalone selling prices, these selling prices are used to determine the standalone selling price. In cases where we sell an engineered customer-specific solution, we typically use the expected cost-plus margin approach to estimate the standalone selling price of each distinct performance obligation.

Payment Terms - Customer prepayments and progress billings are customary for certain OE contracts within most of our product lines, including generally those in which revenue is recognized over time and, to a lesser extent, OE contracts in which revenue is recognized at a point in time but for which products are manufactured and/or engineered over a period greater than six months. Customer prepayments and progress billings are not considered a significant financing component because they are intended to protect either our customers or us in the event that some or all of the obligations under the contract are not completed.

Our customers are invoiced for products and services upon delivery or when contractual milestones are met, resulting in outstanding receivables with contractual payment terms from these customers. Payments on contracts with customer prepayments or progress billings are generally aligned with the milestones defined in the related contract, while payments for all other products and services typically occur 30 to 60 days after delivery occurs or services are completed.

Returns and Customer Sales Incentives - We have certain arrangements that require us to estimate, at the time of sale, the amounts of variable consideration that should be excluded from revenue as (i) certain amounts are not expected to be collected from customers and/or (ii) the product may be returned. We rely primarily on historical experience and/or specific customer agreements to estimate these amounts at the time of shipment and to reduce the transaction price. Arrangements that may impact the consideration to be collected from customers primarily include volume rebates and early payment discounts. We establish provisions for estimated returns primarily based on contract terms and historical experience.

Contract Costs - The Company recognizes an asset for the incremental costs of obtaining a contract with a customer if the Company expects the benefit of those costs to be longer than one year. The Company applies a practical expedient to expense costs as incurred for costs to obtain a contract when the amortization period is expected to be less than one year. These costs primarily include the Company’s internal sales force compensation program; under the terms of this program these costs are generally earned and recognized at the time the revenue is recognized.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Revenues Recognized Over Time - Certain of our businesses recognize revenues and profits from long-term construction/installation contracts over time. Such method requires estimates of future revenues and costs over the full term of product delivery. We measure our performance principally by the contract costs incurred to date as a percentage of the estimated total costs for that contract at completion. For OE contracts that are recognized over time, our customers generally contract with us to provide a service of integrating a complex set of tasks and components into a single project of a highly engineered and tailored capability that generally cannot be re-sold to another customer without significant re-engineering and/or re-work cost. Such contracts are accounted for as a single performance obligation. For AM service contracts, our customers generally receive and consume the benefits of the service as we perform, or our performance enhances a customer-controlled asset. As noted above, we generally recognize revenue over time using costs incurred to date relative to total estimated costs at completion (“EAC’s”) for these OE and service contracts. This measure best depicts the transfer of control to customers continuously over time, which occurs as we incur costs related to satisfaction of performance obligation(s) under our contracts. This transfer of control over time is also supported by the work being either customer-owned throughout the life of the project or by termination clauses which allow us to recover costs incurred plus a reasonable profit. Revenues, including estimated profits, are recorded proportionally as costs are incurred. For certain long-term AM maintenance contracts where we stand ready to perform at any time, we recognize revenue ratably over the life of the related contract.

We have established controls and procedures to update project EAC’s for contracts recognized over time at least quarterly. Costs to fulfill include primarily labor, materials and subcontractors’ costs, as well as other direct costs. Our cost estimation process is based upon (i) historical experience, (ii) the professional judgment and knowledge of our engineers, project managers, and operations and financial professionals, and (iii) an assessment of key factors such as progress towards completion and the related program schedule, identified opportunities and risks and the related changes in estimates of revenues and costs.

EAC adjustments are recognized in the period in which they become known, including the resulting impact on revenues and operating income. These adjustments may result from positive (or negative) project performance and may result in an increase (or decrease) in operating income during performance, depending on whether or not we are successful in mitigating risks surrounding the technical, schedule and cost aspects of those performance obligations or realizing related opportunities. If and when EAC costs exceed revenue to be earned on a project, a provision for the entire expected loss on the performance obligation is recognized in the period the loss is determined. The impact of EAC adjustments on our revenues and operating income was insignificant for all periods presented.

Revenues Recognized at a Point in Time - For OE and AM contracts recognized at a point in time, we generally determine that control transfers when the customer has obtained legal title and the risks and rewards of ownership, which is usually upon delivery based on FOB shipping terms. Although these types of contracts may contain multiple performance obligations, they are often satisfied at or near the same time, which can have the same effect as though the performance obligations were combined into a single performance obligation and allocated the total amount of the transaction price. For certain of our OE contracts recognized at a point in time, customer acceptance may be required before control transfers to the customer. Although products that require customer acceptance are often recognized over time, these products may also be recognized at a point in time when the contract does not provide us with an enforceable right to recover costs plus a reasonable profit margin in the event of contract termination. Customer acceptance provisions in our contracts with customers generally relate to promises to provide highly engineered products that require precise outputs or customer-defined performance capabilities.

Billing Processes and Contract Balances - For most contracts for which revenues are recognized over time, and generally for larger contracts for which revenues are recognized at a point in time, we bill customers contractually-defined amounts throughout the execution period of the contracts, as our performance under the contracts reaches certain designated milestones as are defined within the terms of the underlying contracts.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Contract assets include unbilled amounts typically resulting from sales under contracts recognized over time when the cost-to-cost method of revenue recognition is utilized and revenue recognized exceeds the amount billed to the customer, and right to payment is not just subject to the passage of time. Contract assets are generally classified as current, as we expect to bill the amounts within the next twelve months. Contract liabilities include billings in excess of revenue under contracts recognized over time and advance payments received from customers related to product sales (unearned revenue). We classify contract liabilities generally as a current liability, as we expect to recognize the related revenue within the next twelve months. Our contract assets and liabilities are reported on a contract-by-contract basis at the end of each reporting period.

Remaining Performance Obligations - Remaining performance obligations represent the transaction price of orders for which (i) control of goods or services has not been transferred to the customer or we have not otherwise met our performance obligations, or (ii) where revenue is accounted for over time, proportional costs have not yet been incurred. Such remaining performance obligations exclude unexercised contract options and potential orders under “blanket order” contracts (e.g., with indefinite delivery dates or quantities).

Accounts Receivable Allowances - We provide allowances for estimated credit losses based on our historical experience and the evaluation of the likelihood of success in collecting specific customer receivables. Summarized below is the activity for the allowance for credit losses:

	Year ended
	December 31, 2024	December 31, 2023
Balance at beginning of period	$3.2	$2.2
Allowances provided	0.3	1.1
Write-offs, net of recoveries, credits issued and other	(0.1)	(0.1)
Reductions associated with disposed business (see Note 4)	(1.0)	—

Balance at end of period	$2.4	$3.2

In addition to an allowance for credit losses, we maintain allowances for customer returns, discounts and invoice pricing discrepancies, with such allowances primarily based on historical experience. Summarized below is the activity for such allowances:

	Year ended
	December 31, 2024	December 31, 2023
Balance at beginning of period	$2.8	$3.3
Allowances provided	13.3	17.2
Usage and other	(13.5)	(17.7)
Reductions associated with disposed business (see Note 4)	(0.8)	—

Balance at end of period	$1.8	$2.8

Inventory - We estimate losses for excess and/or obsolete inventory and the net realizable value of inventory based on the aging and historical utilization of the inventory and the evaluation of the likelihood of recovering the inventory costs based on anticipated demand and selling price.

Property, Plant and Equipment - Property, plant and equipment (“PP&E”) is stated at cost, less accumulated depreciation. We use the straight-line method for computing depreciation expense over the useful lives of PP&E, which do not exceed 40 years for buildings and range from 3 to 15 years for machinery and equipment. Depreciation expense, including amortization of finance leases, was $29.3 and $43.4 for the years ended December 31, 2024 and 2023, respectively. Leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter.

Impairments of PP&E, which represent non-cash asset write-downs, typically arise from business restructuring decisions that lead to the disposition of assets no longer required in the restructured business. For these situations, we recognize a loss when the carrying amount of an asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Fair values for assets subject to impairment testing are determined primarily by management, taking into consideration various factors including third-party appraisals, quoted market prices and previous

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

experience. If an asset remains in service at the decision date, the asset is written down to its fair value, if impaired, and the net book value is depreciated over its remaining economic useful life. When we commit to a plan to sell an asset, including the initiation of a plan to locate a buyer, and it is probable that the asset will be sold within one year based on its current condition and sales price, depreciation of the asset is discontinued and the asset is classified as an asset held for sale. In addition, the asset is written down to its fair value less any selling costs, if impaired.

Income Taxes - Deferred income tax assets and liabilities, as presented in the consolidated balance sheets, reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We periodically assess whether deferred tax assets will be realized and the adequacy of deferred tax liabilities, including the results of local, state, federal or foreign statutory tax audits or estimates and judgments used.

Derivative Financial Instruments - We use interest rate swaps (“Swaps”) and foreign currency (“FX”) forward contracts to manage our exposures to variable rate interest on our term loan and fluctuating currency exchange rates. Derivatives are recorded on the balance sheet and measured at fair value. For derivatives designated as cash flow hedges, the effective portion of the changes in fair value of the derivatives is recorded in “Accumulated other comprehensive loss” (“AOCL”) and subsequently recognized in earnings when the hedged items impact earnings. Changes in the fair value of derivatives not designated as hedges, and the ineffective portion of cash flow hedges, are recorded in current earnings. We do not enter into financial instruments for speculative or trading purposes.

For those transactions that are designated as cash flow hedges, on the date the derivative contract is entered into, we document our hedge relationship, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking the hedge transaction. We also assess, both at inception and quarterly thereafter, whether such derivatives are highly effective in offsetting changes in the fair value of the hedged item. See Notes 13 and 16 for further information.

Cash flows from hedging activities are included in the same category as the items being hedged, which are primarily operating activities.

Goodwill and Other Intangible Assets - Consistent with the requirements of the Intangible - Goodwill and Other Topic of the Codification, the fair values of our reporting units generally are estimated using discounted cash flow projections that we believe to be reasonable under current and forecasted circumstances, the results of which form the basis for making judgments about the recoverability of carrying values of the net assets of our reporting units. Other considerations may also be incorporated, including comparable industry price multiples. The financial results of many of our businesses closely follow changes in the industries and end markets that they serve. Accordingly, we consider estimates and judgments that affect the future cash flow projections, including principal methods of competition such as volume, price, service, product performance and technical innovations and estimates associated with cost improvement initiatives, capacity utilization and assumptions for inflation and blended effective tax rates. Any significant change in market conditions and estimates or judgments used to determine expected future cash flows that indicate a reduction in carrying value may give rise to impairment in the period that the change becomes known.

We perform our annual goodwill impairment testing during the fourth quarter in conjunction with our annual financial planning process. In addition, we test goodwill for impairment on a more frequent basis if there are indications of potential impairment.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

We perform our annual trademarks impairment testing during the fourth quarter in conjunction with our annual financial planning process, or on a more frequent basis if there are indications of potential impairment. The fair values of our trademarks are determined by applying estimated royalty rates to projected revenues, with the resulting cash flows discounted at a rate of return that reflects current market conditions. The basis for these projected revenues is the annual operating plan for each of the related businesses.

Long-Lived Assets and Intangible Assets Subject to Amortization - We continually review whether events and circumstances subsequent to the acquisition of any long-lived assets, or intangible assets subject to amortization, have occurred that indicate the remaining estimated useful lives of those assets may warrant revision or that the remaining balance of those assets may not be fully recoverable. If events and circumstances indicate that the long-lived assets should be reviewed for possible impairment, we use projections to assess whether future cash flows on an undiscounted basis related to the assets are likely to exceed the related carrying amount. We will record an impairment charge to the extent that the carrying value of the assets exceed their fair values as determined by valuation techniques appropriate in the circumstances, which could include the use of similar projections on a discounted basis.

In determining the estimated useful lives of definite-lived intangibles, we consider the nature, competitive position, life cycle position, and historical and expected future operating cash flows of each acquired asset, as well as our commitment to support these assets through continued investment and legal infringement protection.

Accrued expenses and other current liabilities - We make estimates and judgments in establishing accruals as required under GAAP. Summarized in the table below are the components of accrued expenses and other current liabilities at December 31, 2024 and 2023.

	December 31, 2024	December 31, 2023
Employee benefits (1)	$58.8	$66.9
Current portion of operating lease liabilities	10.1	12.1
Fair value of swap liabilities	5.7	—
Restructuring	2.7	4.7
Warranty	2.5	4.2
Other (2)	55.9	66.2

Total	$135.7	$154.1

(1)	Employee benefits consist of various employee-related items including, among other items, accrued vacation, bonus, payroll and payroll-related taxes.
(2)

Other consists of various items including, among other items, accruals for interest, for sales and value-added taxes, third-party commissions, professional and legal fees, uncertain tax positions, self-insurance obligations, and freight costs.

Legal - It is our policy to accrue for estimated losses from legal actions or claims when events exist that make the realization of the losses probable and they can be reasonably estimated. We do not discount legal obligations or reduce them by anticipated insurance recoveries.

Self-Insurance - We are self-insured for certain of our workers’ compensation, automobile, product, general liability and health costs and, thus, record an accrual for our retained liability. The liability for these programs is reflected in our consolidated balance sheets as of December 31, 2024 and 2023 within “Accrued expenses and other current liabilities.”

Warranty - In the normal course of business, we issue product warranties for specific products and provide for the estimated future warranty cost in the period in which the sale is recorded. We provide for the estimate of warranty cost based on contract terms and historical warranty loss experience that is periodically adjusted for recent actual experience. Because warranty estimates are forecasts that are based on the best available information, actual claims costs may differ from amounts provided. In addition, due to the seasonal fluctuations at certain of our businesses, the timing of warranty provisions and the usage of warranty accruals can vary period to period. We make adjustments to initial obligations for warranties as changes in the obligations become reasonably estimable.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

The following is an analysis of our product warranty accrual for the periods presented:

	Year ended
	December 31, 2024	December 31, 2023
Balance at beginning of period	$4.3	$4.5
Provisions	4.2	4.7
Usage	(5.4)	(5.2)
Reduction associated with disposed business (see Note 4)	(0.4)	—
Currency translation adjustment	(0.1)	0.3

Balance at end of period	2.6	4.3
Less: current portion of warranty	2.5	4.2

Non-current portion of warranty	$0.1	$0.1

Restructuring and Other Related Charges - As part of our business strategy, we periodically right-size and consolidate operations to improve long-term results. Additionally, from time to time, we alter our business model to better serve customer demand, discontinue lower-margin product lines and rationalize and consolidate manufacturing capacity. Our restructuring and integration decisions are based, in part, on discounted cash flows and are designed to achieve our goals of reducing structural footprint and maximizing profitability. Liabilities for exit costs including, among other things, severance and other employee benefit costs, are measured initially at their fair value and recorded when incurred. The components of the charges have been computed based on expected cash payouts, including severance and other employee benefits based on existing severance policies, local laws, and other estimated exit costs. With the exception of certain employee termination obligations, which are not material to our consolidated financial statements, we anticipate that liabilities related to restructuring actions as of December 31, 2024 will be paid within one year from the period in which the action was initiated. See Note 7 for further discussion of our accounting for restructuring and other related charges.

Employee Benefit Plans - Certain of our employees participate in defined benefit pension and other postretirement plans we sponsor. The expense for these plans is derived from an actuarial calculation based on the plans’ provisions and assumptions regarding discount rates and rates of increase in compensation levels. Discount rates for most of the plans are based on representative bond indices. Rates of increase in compensation levels are established based on expectations of current and foreseeable future increases in compensation. Independent actuaries are consulted in determining these assumptions. See Note 10 for further discussion of our accounting for pension and postretirement benefits.

Research and Development Costs - The Company conducts research and development activities for the purpose of developing and improving new products. The related expenditures are expensed as incurred and totaled $19.7 and $23.8 in the years ended December 31, 2024 and 2023, respectively, and are classified within SG&A expense within the consolidated statements of operations.

Acquisitions - The Company accounts for business combinations by applying the acquisition method. The Company’s consolidated financial statements include the operating results of acquired entities from the respective dates of acquisition. The Company recognizes and measures the identifiable assets acquired, liabilities assumed, and any non-controlling interest as of the acquisition date at fair value. The excess, if any, of total consideration transferred in a business combination over the fair value of identifiable assets acquired, liabilities assumed, and any non-controlling interest is recognized as goodwill in the accompanying consolidated balance sheets. Costs incurred by the Company to effect a business combination other than costs related to the issuance of debt or equity securities are included in the accompanying consolidated statements of operations in the period the costs are incurred. There were no acquisitions in 2024 or 2023.

Discontinued operations and other business disposals:

Classification and Measurement - The Company classifies assets and liabilities of a business or asset group as held for sale when we commit to a plan to divest a business or asset group, actively begin marketing it for sale, and when it is deemed probable of occurrence within the next twelve months. Furthermore, we classify the assets and liabilities of a held for

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

sale business or asset group as assets and liabilities of discontinued operations, and the results of its operations as income (loss) from discontinued operations, net, for all periods presented, when the sale of the business or asset group reflects a strategic shift that has, or will have, a major effect on the Company’s operations and its financial results. In measuring the assets and liabilities held for sale, the Company evaluates which businesses or asset groups are being marketed for sale, including an allocation of goodwill using the relative fair values of those businesses or asset groups and any businesses or asset groups being retained, and inclusive of relevant cumulative foreign currency translation adjustments recorded in AOCL. See Note 4 for additional details regarding the sales of certain businesses which occurred during 2024 and 2023, as well as discussion around the timing of the reclassification of the assets and liabilities of those businesses to “assets and liabilities held for sale” and related accounting impacts upon such reclassifications.

(2)	USE OF ESTIMATES

The preparation of our consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues (e.g., our estimates related to contract revenues recognized over time described above) and expenses during the reporting period. We evaluate these estimates and judgments on an ongoing basis and base our estimates on experience, current and expected future conditions, third-party evaluations and various other assumptions that we believe are reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets and liabilities as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from the estimates and assumptions used in the consolidated financial statements and related notes.

Listed below are certain significant estimates and assumptions used in the preparation of our consolidated financial statements. Certain other estimates and assumptions are further explained in the related notes.

Assets acquired in acquisitions – Such assets are recorded at their fair values at the acquisition date based, in part, on expert valuations and management estimates. Such estimates include primarily the fair values of inventories, property, plant and equipment, right-of-use lease assets, and intangible assets. There were no acquisitions in 2024 or 2023.

Goodwill and Indefinite-Lived Intangible Assets - We test goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter and continually assess whether a triggering event has occurred to determine whether the carrying value exceeds the implied fair value. The fair value of reporting units is based generally on discounted projected cash flows, but we may also consider factors such as comparable industry price multiples. We employ cash flow projections that we believe to be reasonable under current and forecasted circumstances, the results of which form the basis for making judgments about the carrying values of the reported net assets of our reporting units. The financial results of many of our businesses closely follow changes in the industries and end markets that they serve. Accordingly, we consider estimates and judgments that affect the future cash flow projections, including principal methods of competition, such as volume, price, service, product performance and technical innovations, as well as estimates associated with cost reduction initiatives, capacity utilization and assumptions for inflation and blended effective tax rates. Actual results may differ from these estimates under different assumptions or conditions.

See Note 9 for further information regarding our annual impairment tests performed in 2024 and 2023.

Income Taxes - We review our income tax positions on a continuous basis and accrue for potential uncertain tax positions in accordance with the Income Taxes Topic of the Codification. Accruals for these uncertain tax positions are classified as “Accrued expenses and other current liabilities” or “Deferred and other income taxes” in the accompanying consolidated balance sheets based on an expectation as to the timing of when the matter will be resolved. As events change or resolutions occur, these accruals are adjusted, such as in the case of audit settlements with taxing authorities. For tax positions where it is more likely than not that a tax benefit will be sustained, we record the largest amount of tax benefit with a greater than 50% likelihood of being realized upon ultimate settlement with a taxing authority, assuming such authority has full knowledge of

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

all relevant information. These reviews also entail analyzing the realization of deferred tax assets. We establish a valuation allowance against deferred tax assets when, based on all available evidence, we believe that it is more likely than not that we will not realize a benefit associated with such assets. See Note 11 for further discussion of our accounting for income taxes and potential uncertain tax positions.

(3)	NEW ACCOUNTING PRONOUNCEMENTS

The following is a summary of new accounting pronouncements that apply or may apply to our business.

In December 2023, the FASB issued an amendment to the guidance to accounting for income taxes which, among other matters, requires non-public business entities to provide (i) qualitative disclosure about specific categories of reconciling items and individual jurisdictions that result in a significant difference between the statutory tax rate and the effective tax rate, (ii) increased disclosure around the disaggregation of income taxes paid (net of refunds received) by type of taxing authority (federal, state and foreign) and by individual jurisdiction in which the company operates, and (iii) disclosure of income (or loss) from continuing operations before income taxes disaggregated between domestic and foreign, and income tax provision (benefit) disaggregated between federal, state and foreign. In addition, certain previously required disclosures are being eliminated. The guidance is effective for fiscal years beginning after December 15, 2024. We are currently assessing the impact of this amendment on the disclosures in our consolidated financial statements and expect the primary impact to result in increased disclosures around our income taxes paid (net of refunds received) and effective tax rate reconciliation.

In March 2024, the FASB issued an amendment to the guidance to accounting for stock compensation which, among other matters, provides illustrative examples to demonstrate how an entity should apply the scope guidance in the Compensation – Stock Compensation Topic of the Codification to profit interest and similar awards, in order to reduce complexity in determining whether such types of awards are subject to this topic and given existing diversity in practice. This guidance is applicable to an entity which provides employees or nonemployees with profit interest awards to align compensation with the entity’s performance and provides those recipients with the opportunity to participate in future profits and/or equity appreciation of the entity. This guidance provides illustrative examples to assist in the determination of whether such awards should be accounted for as a share-based payment arrangement or similar to a cash bonus or profit-sharing arrangement. The guidance is effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance. We are currently assessing the impact, if any, of this amendment on our consolidated financial statements, related to our accounting for incentive unit awards as are further described in Note 14.

In November 2024, the FASB issued an amendment to the guidance on income statement presentation related to Disaggregation of Income Statement Expenses (“DISE”), which requires public business entities to provide enhanced disclosures about significant expense categories included in income statement line items. This guidance is intended to improve transparency by requiring annual disclosure of certain natural expense categories (such as employee compensation, depreciation, amortization, and inventory purchases) and qualitative information about other expense components that are currently presented in aggregate within cost of sales, SG&A expenses, and similar captions. The guidance is effective for annual periods beginning after December 15, 2026, and for interim periods within annual periods beginning after December 15, 2027, with early adoption permitted. We are currently assessing the impact of this amendment on the disclosures in our consolidated financial statements and expect the primary impact to result in increased disaggregation of certain expense categories within our notes to the consolidated financial statements.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

(4)	BUSINESS DISPOSALS

Business Disposal – Sale of Hydraulic Technologies Business

On March 29, 2024, the Company entered into a definitive agreement to sell its Hydraulic Technologies (“HT”) business to HYT Buyer, LLC (the “HT Buyer”) for a gross sales price of $325.0, payable in cash (the “HT Sale Agreement”). The gross sales price was subject to (i) certain reductions related to indebtedness of the business at the closing date (as defined in the HT Sale Agreement) and (ii) a reduction due to certain transaction costs and fees, and (iii) adjustments resulting from a customary period of review after the closing date between the parties of net working capital of the business at the closing date (as defined in the HT Sale Agreement). The sale of the HT business was consummated on June 1, 2024, and we received proceeds from the HT Buyer of $311.6 (net of cash disposed of $0.5) in connection with the closing of the sale.

We classified the assets and liabilities of the HT business as “Assets held for sale” and “Liabilities held for sale”, respectively, as of the end of our first quarter of 2024, when certain key terms and final Company board approvals related to the HT Sale Agreement were finalized and obtained and, accordingly, we ceased the depreciation of PP&E and amortization of intangible assets of the HT business beginning as of the first day of our second quarter of 2024.

The HT business recognized revenues of $148.2 during the year ended December 31, 2023. We recorded a pre-tax loss on the HT business of $21.7 during the first quarter of 2024 to reduce the carrying value of the HT business to our estimate of the net proceeds expected to be realized upon finalization of the purchase price with the HT Buyer, less estimated costs to sell. This loss was attributable primarily to circumstances specific to the HT business sale process which arose during the first quarter of 2024 including, among other factors, (i) the narrowing of the population of potential buyers of the HT business, (ii) a conclusion reached that the HT Buyer was not expected to realize a level of post-close synergies that Company management believed to have been potentially achievable by certain other types of prior potential buyers of the HT business, (iii) finalization of the nature and types of deductions from gross sales proceeds related to indebtedness of the HT business (as defined in the HT Sale Agreement), and (iv) estimated transaction costs and fees to sell the HT business. As this loss was determined not to be attributable to any individual components of the HT business’ net assets, it was reflected as a valuation allowance against the total assets of the HT business as of the first quarter of 2024.

During the second quarter of 2024, we recorded an additional pre-tax loss on sale of the HT business of $4.9 related to (i) finalization of transaction costs and fees, (ii) an increase in certain estimated business taxes payable by the Company, resulting from the sale, and, to a lesser extent, (iii) an increase in the noncurrent net assets of the HT business during the second quarter of 2024. We concluded the review of net working capital of the HT business as of the closing date with the HT Buyer and received $1.3 of proceeds from the HT Buyer in November 2024. During the third and fourth quarters of 2024, we recorded a pre-tax gain on sale of the HT business of $0.9, related to finalization of the net working capital with the HT Buyer and changes in estimates of certain costs associated with the sale.

Concurrent with the closing of the sale, the parties entered into ancillary transition services agreements (the “HT TSAs”). Under the HT TSAs, the Company is providing the HT Buyer with certain specified services for varying periods in order to ensure an orderly transition of the business following the closing at agreed-upon prices or rates. These services include, among others, certain information technology, finance and human resources services. In the year ended December 31, 2024, $2.9 of income from such services was recognized as a component of “Other income (expense), net”. In addition, the Company is providing manufacturing and warehousing services and selling certain types of products to the HT Buyer in the Asia Pacific region, in accordance with specified terms of the HT TSAs, which are expected to conclude by the end of the first quarter of 2025. The sales prices for such services and products approximate their fair values.

During the second quarter of 2024, using proceeds received from the sale of the HT business and cash on hand, we repaid $280.0 of the outstanding principal balance of the term loan under our senior credit facilities and paid a dividend of $200.0 to the Parent.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Business Disposal – Sale of Air Treatment Business

On October 6, 2022, the Company entered into a definitive agreement to sell its Air Treatment (“AT”) business to Ingersoll Rand Inc. (the “AT Buyer”) for a gross sales price of $525.0, payable in cash (the “AT Sale Agreement”). The gross sales price was subject to (i) certain reductions related to indebtedness of the business at the closing date (as defined in the AT Sale Agreement), (ii) certain increases related to proceeds received from the sale of net working capital and PP&E at ancillary business locations, (iii) adjustments resulting from a customary period of review after the closing date between the parties of net working capital of the business at the closing date (as defined in the AT Sale Agreement) and, to a lesser extent, (iv) certain fees. The sale of the AT business was consummated on January 3, 2023, and we received net proceeds from the AT Buyer of $516.8 in connection with the closing of the sale. Net proceeds from the sale of the AT business, after reflecting payments of transaction fees, were $508.7.

We recorded a pre-tax loss on the AT business in 2022 to reduce the carrying value of the AT business to our estimate of the net proceeds expected to be realized upon finalization of the purchase price with the AT Buyer (which was subject to a customary period of review between the parties in 2023), less estimated costs to sell. This loss was attributable primarily to (i) the write-off of the foreign currency translation balance related to the AT business, which arose during the Successor Period, (ii) deductions from gross sales proceeds related to indebtedness of the AT business (as defined in the AT Sale Agreement), and (iii) fees incurred to sell the AT business.

During the year ended December 31, 2023, we recorded a pre-tax gain of $2.1 related to the sale of the AT business. The gain in 2023 resulted primarily from (i) a favorable revision of estimate associated with certain business taxes triggered by the sale which were previously provided for as a component of the loss on AT business recognized during 2022, partially offset by (ii) a loss related to an agreement concluded with the AT Buyer during our third quarter of 2023 to finalize the purchase price of the AT business, in accordance with provisions provided for in the AT Sale Agreement and as discussed further above. No change in purchase price (and therefore no exchange of cash between us and the AT Buyer) occurred as a result of the agreement concluded with the AT Buyer during our third quarter of 2023.

Concurrent with the closing of the sale, the parties entered into ancillary transition services agreements (the “AT TSAs”). Under the AT TSAs, the Company provided the AT Buyer with certain specified services for varying periods in order to ensure an orderly transition of the business following the closing at agreed-upon prices or rates. These services included, among others, certain information technology, finance and human resources services, and such services concluded during the first quarter of 2024. In the years ended December 31, 2024 and 2023, $0.5 and $2.9 of income from such services was recognized as a component of “Other income (expense), net”, respectively. In addition, the Company provided manufacturing services and sold certain types of products to the AT Buyer in China, in accordance with specified terms of the AT TSAs, which concluded during the third quarter of 2023. The sales prices for such products were at agreed-upon prices which we believe approximated fair value.

Using proceeds received from the sale of the AT business, we paid a dividend of $200.0 to the Parent and repaid $203.0 of the outstanding principal balance of the term loan under our senior credit facilities in 2023. The remaining proceeds from the sale were either used for trailing fees and income taxes related to the divestiture or were reinvested into the Company’s business.

(5)	REVENUE FROM CONTRACTS WITH CUSTOMERS

Information regarding the nature, amount, timing and uncertainty of revenue, and the related cash flows, is noted in further detail below.

Revenues recognized over time were $280.7 and $317.4 in the years ended December 31, 2024 and 2023, respectively. As discussed further in Note 1, our revenues are generally comprised of OE and AM revenues. Our AM revenues generally consist of sales of parts and service/maintenance support, and OE revenues generally include all other revenue streams.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

The following table provides disaggregated information about our OE and AM revenues for the years presented below:

	Year ended
	December 31, 2024	December 31, 2023
Original equipment	$818.2	$898.7
Aftermarket	562.0	531.4

Total revenues	$1,380.2	$1,430.1

Our contract accounts receivable, assets and liabilities as of December 31, 2024 and 2023, respectively, and changes in such balances, were as follows:

	December 31, 2024	December 31, 2023	Change (1)
Contract accounts receivable (2)	$222.7	$240.5	$(17.8)
Contract assets	27.6	28.4	(0.8)
Contract liabilities	(75.4)	(113.9)	38.5

Net contract balance	$174.9	$155.0	$19.9

(1)

The $19.9 increase in our net contract balance from December 31, 2023 to December 31, 2024 was primarily due to (i) the effects of changes in contract assets and liabilities which resulted from the timing of advance and milestone payments received on certain contracts recognized over time, and of performance obligations satisfied and the related revenue recognized on such contracts, partially offset by (ii) a reduction, particularly in the contract accounts receivable balance, in connection with the sale of the HT business. See Note 4 for further information regarding this transaction.

(2)	Included in “Accounts receivable, net” in our consolidated balance sheets. Amounts are presented before consideration of the allowance for credit losses.

During the year ended December 31, 2024 we recognized revenues of $95.2 related to contract liabilities outstanding as of December 31, 2023.

As of December 31, 2024 and 2023, the aggregate amount of our remaining performance obligations was $448.2 and $564.4, respectively. The Company expects to recognize revenue on approximately 91% and substantially all of our remaining performance obligations outstanding as of December 31, 2024 within the next 12 and 24 months, respectively.

(6)	LEASES

Information regarding our operating lease right-of-use (“ROU”) assets and liabilities, expense, cash flows and non-cash activities, future lease payments and key assumptions used in accounting for such leases, is noted in further detail below. Our finance leases are immaterial.

The components of operating lease ROU assets and liabilities as of December 31, 2024 and 2023 were as follows:

	December 31, 2024	December 31, 2023	Balance Sheet Caption in Which Balance is Reported
Operating lease ROU assets	$28.1	$32.4	Other assets
Current portion of operating lease liabilities	10.1	12.1	Accrued expenses and other current liabilities
Long-term operating lease liabilities	18.2	22.7	Other long-term liabilities

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

The components of lease expense for the years presented below were as follows:

	Year ended
	December 31, 2024	December 31, 2023
Operating lease cost (1)	$14.0	$15.2
Short-term lease cost (1)	1.0	1.4
Variable lease cost (1)	0.1	0.2

Total lease cost	$15.1	$16.8

(1)	Included in “Cost of products sold” and “SG&A expense” in our consolidated statements of operations.

The future lease payments under operating leases with initial remaining terms in excess of one year as of December 31, 2024 were as follows:

Year Ending December 31,	Operating leases
2025	$11.0
2026	8.0
2027	4.2
2028	2.8
2029	1.7
Thereafter	5.0

Total lease payments	32.7
Less: interest	(4.4)

Present value of lease liabilities	$28.3

Key assumptions used in accounting for our operating leases as of December 31, 2024 and 2023 were as follows:

	December 31, 2024	December 31, 2023
Weighted-average remaining lease term (years)	4.5	4.8
Weighted-average discount rate	5.41%	5.16%

Cash flows and non-cash activities related to our operating leases for the years presented below were as follows:

	Year ended
	December 31, 2024	December 31, 2023
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating leases	$12.5	$13.8
Non-cash activities:
Operating lease ROU assets obtained in exchange for new operating lease liabilities	7.0	5.7

(7)	RESTRUCTURING AND OTHER RELATED CHARGES (CREDITS)

Restructuring and other related charges of $4.9 for the year ended December 31, 2024 relate primarily to severance and other costs related to (i) an evaluation and re-organization of the commercial function across each of our business units and each geographic region in which we operate and (ii) reductions in force of certain business unit personnel primarily within our Mixers business in the United States, Nutrition and Health Solutions business in the Asia Pacific region and Pumps business in the EMEA region, in an effort to continue to streamline our costs. There were no charges related to facility exit / consolidation costs or other types of restructuring costs recognized during 2024.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Restructuring and other related charges of $10.1 for the year ended December 31, 2023 relate primarily to severance and other costs related to reductions in workforce of certain business unit personnel, across various operations and functions of substantially all of our business units and in each region in which we operate, in an effort to continue to streamline our costs. The restructuring charges included $0.3 related to facility exit / consolidation costs during the year ended December 31, 2023. All other costs recognized in this period related to employee termination costs.

The following is an analysis of our restructuring liabilities (included in “Accrued expenses and other current liabilities” in our consolidated balance sheets) for the periods noted:

	Year ended
	December 31, 2024	December 31, 2023
Balance at beginning of period	$4.7	$3.0
Restructuring and other related charges (credits) (1)	4.9	9.8
Utilization — cash	(6.7)	(8.2)
Currency translation adjustment and other	(0.2)	0.1

Balance at end of period	$2.7	$4.7

(1)	Amounts that impacted restructuring and other related charges but not the restructuring liabilities included $0.3 in the year ended December 31, 2023.

(8)	INVENTORIES, NET

Inventories as of December 31, 2024 and 2023 comprised the following:

	December 31, 2024	December 31, 2023
Finished goods	$61.5	$94.0
Work in process	26.1	34.3
Raw materials and purchased parts	91.1	105.0

Total FIFO cost	178.7	233.3
Excess of FIFO cost over LIFO inventory value	(1.6)	(1.9)

Total inventories	$177.1	$231.4

Inventories include material, labor and factory overhead costs and are reduced, when necessary, to estimated net realizable values. Certain domestic inventories are valued using the last-in, first-out (“LIFO”) method.

LIFO reserves relate to certain of our domestic inventories. A reduction of $1.9 of LIFO reserves was recognized in connection with the sale of the HT business during the second quarter of 2024, as is described further in Note 4. These domestic inventories, net of their respective LIFO reserves as of each date, represented approximately 13% and 23% of total inventories as of December 31, 2024 and 2023, respectively. Other inventories are valued using the first-in, first-out (“FIFO”) method.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

(9)	GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

Changes in the carrying amount of goodwill were as follows for the periods presented below:

	Year ended
	December 31, 2024	December 31, 2023
Balance at beginning of period	$1,054.9	$1,038.1
Goodwill allocated to HT Business (1)	(82.4)	—
Currency translation adjustment and other	(23.8)	16.8

Balance at end of period	$948.7	$1,054.9

(1)	During the year ended December 31, 2024, there was a reduction of $82.4 of goodwill in connection with the sale of the HT business. See Note 4 for further information regarding this transaction.

Goodwill Impairment Tests

In connection with our accounting policy stated in Note 1, we perform our annual impairment testing of goodwill (and indefinite-lived intangible assets that are not amortized) during our fiscal fourth quarter. Based on our impairment testing performed during our fourth quarters of 2024 and 2023, the estimated fair values of our reporting units exceeded their respective carrying values by a minimum of 19% and 16% as of such respective testing dates, respectively.

There is uncertainty as to the duration and overall impact of global monetary policy and elevated interest rates on the global economy, which could result in an adverse material change in a future period to the estimates we have made related to the valuation of goodwill in our impairment testing performed during our fourth quarter of 2024 as noted above. Adverse changes to or a failure to achieve our business plans (revenue growth rates, profit margins), lower customer spending estimates, deterioration of macroeconomic conditions, an increase in discount rates, and/or significant declines in industry multiples could result in a future impairment of our goodwill, which could be material.

Other Intangibles, Net

Identifiable intangible assets were as follows:

	December 31, 2024			December 31, 2023
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Intangible assets with determinable lives:
Customer relationships	$1,287.9	$(222.7)	$1,065.2	$1,555.4	$(170.2)	$1,385.2
Technology	255.7	(48.6)	207.1	294.6	(35.8)	258.8
Backlog	39.0	(39.0)	—	39.9	(38.5)	1.4

	1,582.6	(310.3)	1,272.3	1,889.9	(244.5)	1,645.4
Trademarks with indefinite lives	230.0	—	230.0	260.8	—	260.8

Total	$1,812.6	$(310.3)	$1,502.3	$2,150.7	$(244.5)	$1,906.2

During the year ended December 31, 2024, changes in the gross carrying values of identifiable intangible assets included (i) a reduction of $238.6, $30.9 and $23.9 of gross carrying values of customer relationships, technology and trademarks, respectively, in connection with the sale of the HT business, as described further in Note 4, and (ii) foreign currency translation. During the year ended December 31, 2024, the accumulated amortization values of customer relationships and technology were reduced by $28.7 and $4.3, respectively, in connection with the sale of the HT business.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Amortization expense was $105.4 and $122.1 in the years ended December 31, 2024 and 2023, respectively. Estimated future amortization expense related to these intangible assets is $98.1 annually in each of the years 2025 through 2028 and $97.4 in 2029.

The weighted average amortization period for our intangible assets with determinable lives, established when the Company was acquired by its Parent in April 2022, was 15.7 years, with customer relationships being amortized over 16.3 years, technology being amortized over 14.5 years, and our backlog intangible asset being amortized over a weighted average period of less than one year.

Intangible Impairment Tests

As noted above, management performs its annual indefinite-lived intangible asset impairment testing during our fiscal fourth quarter. Based on the results of our annual indefinite-lived intangible asset impairment testing performed during our fourth quarters of 2024 and 2023, the estimated fair values of our indefinite-lived intangible assets approximated their respective carrying values, primarily due to the relatively short period of time passage (and therefore relatively insignificant changes in underlying assumptions) since the Company was acquired by its Parent in April 2022.

In accordance with our accounting policy discussed further in Note 2, we tested our customer relationships and technology assets for impairment by estimating the undiscounted future cash flows of such assets. The undiscounted future cash flows of customer relationships and technology assets for each of our asset groups significantly exceeded their respective carrying values as of the respective testing dates in the fourth quarters of 2024 and 2023; accordingly, we concluded that such intangible assets were not impaired as of December 31, 2024 and 2023.

In connection with the impairment test performed with respect to our indefinite-lived trademarks, the fair values of our reporting units’ trademarks were estimated using assumed royalty rates applied to expected future cash flows of the respective product lines of the reporting units, discounted at a rate of return reflecting current market conditions (Level 3 inputs). A change in assumptions used in the quantitative analysis (e.g., projected revenues, discount rates, royalty rates) could result in the trademarks’ estimated fair values being less than the respective carrying values. If current financial forecasts are not met, we may be required to record an impairment charge in a future period.

No intangible asset impairment charges were recorded in the years ended December 31, 2024 or 2023.

As discussed above, there is uncertainty as to the duration and overall impact of global monetary policy and elevated interest rates on the global economy, which could result in an adverse material change in a future period to the estimates we have made related to the valuation of intangible assets in our impairment testing performed during the fourth quarter of 2024 described above, which could result in a future impairment of such assets.

(10)	EMPLOYEE BENEFIT PLANS

Defined Benefit Plans

Overview – The Company sponsors a number of defined benefit pension plans that cover certain employees in foreign countries, principally in Europe, as well as certain domestic nonqualified pension and postretirement plans. For all of these plans, changes in the fair value of plan assets and actuarial gains and losses are recognized to earnings in the fourth quarter of each year, unless earlier remeasurement is required. The remaining components of pension and postretirement expense, primarily service and interest costs and expected return on plan assets, are recorded on a quarterly basis.

The plan year-end date for all our plans is December 31. Below is further discussion regarding our plans, including information on plan assets, employer contributions and benefit payments, obligations and funded status, periodic pension and postretirement benefit expense (income) and plan assumptions.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Plan Assets - Our investment strategy is based on the protection and long-term growth of principal while mitigating overall investment risk. Our foreign defined benefit pension plans’ assets, with fair values of $7.2 at December 31, 2024 and 2023, are invested in insurance contracts and classified as Level 3 assets in the fair value hierarchy. During 2024 and 2023, there were no transfers between levels of the fair value hierarchy for any of our plans, and no equity interests in the Company were held by our defined benefit pension plans as of December 31, 2024 and 2023. Our domestic nonqualified pension and postretirement benefit plans are unfunded and therefore have no plan assets.

Employer Contributions - Many of our foreign plan obligations are unfunded in accordance with local laws. These plans have no assets and instead are funded by us on a pay-as-you-go basis in the form of direct benefit payments. In the years ended December 31, 2024 and 2023, we made contributions of $0.6 and $0.6, respectively, to our foreign plans that are funded. In addition, we made direct benefit payments of $2.3 and $2.0, respectively, related to our foreign plans that are unfunded. Our domestic nonqualified pension and postretirement plans are funded by us on a pay-as-you-go basis. We made direct benefit payments of less than $0.1 and $0.3, respectively, related to these plans in the years ended December 31, 2024 and 2023.

In 2025, we expect to make minimum required funding contributions of $0.6 and direct benefit payments of $2.0 related to our foreign pension plans and direct benefit payments of $0.1 related to our domestic nonqualified pension and postretirement benefit plans.

Estimated Future Benefit Payments - Following is a summary, as of December 31, 2024, of the estimated future benefit payments for our foreign and domestic pension plans and our domestic postretirement plan in each of the next five fiscal years and in the aggregate for five fiscal years thereafter. Benefit payments are paid from plan assets or directly by us for our unfunded plans.

Year Ending December 31,	Foreign Pension Benefits	Domestic Pension Benefits	Domestic Postretirement Benefits
2025	$2.6	$—	$0.1
2026	2.3	—	0.1
2027	2.7	2.6	0.1
2028	2.1	—	0.1
2029	2.3	—	0.1
Subsequent five years	12.0	3.9	0.7

The expected future benefit payments for our plans are estimated based on the same assumptions used at December 31, 2024 to measure our obligations and include benefits attributable to estimated future employee service, to the extent applicable.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Obligations and Funded Status - The funded status of our pension plans is dependent upon many factors, including returns on invested assets and the level of market interest rates. The following tables show the foreign and domestic pension plans’ funded status and amounts recognized in our consolidated balance sheets:

	Foreign Pension Plans
	Year ended
	December 31, 2024	December 31, 2023
Change in projected benefit obligation:
Projected benefit obligation - beginning of period	$37.7	$35.9
Service cost	0.6	0.6
Interest cost	1.1	1.3
Actuarial losses	0.2	1.4
Contributions (employee)	0.1	0.1
Benefits paid	(2.7)	(2.7)
Foreign exchange and other	(2.1)	1.1

Projected benefit obligation - end of period	$34.9	$37.7

Change in plan assets:
Fair value of plan assets - beginning of period	$7.2	$6.8
Actual return on plan assets	0.2	0.2
Contributions (employer and employee)	0.7	0.7
Benefits paid	(0.4)	(0.7)
Foreign exchange and other	(0.5)	0.2

Fair value of plan assets - end of period	$7.2	$7.2

Funded status at year-end	$(27.7)	$(30.5)
Amounts recognized in the consolidated balance sheets consist of:
Accrued expenses and other current liabilities	$(1.9)	$(2.0)
Other long-term liabilities	(25.8)	(28.5)

Net amount recognized	$(27.7)	$(30.5)

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

	Domestic Pension Plan
	Year ended
	December 31, 2024	December 31, 2023
Change in projected benefit obligation:
Projected benefit obligation - beginning of period	$5.3	$5.2
Interest cost	0.3	0.2
Actuarial gains	(0.4)	(0.1)

Projected benefit obligation - end of period	$5.2	$5.3

Funded status at year-end	$(5.2)	$(5.3)
Amounts recognized in the consolidated balance sheets consist of:
Other long-term liabilities	(5.2)	(5.3)

Net amount recognized	$(5.2)	$(5.3)

	Domestic Postretirement Plan
	Year ended
	December 31, 2024	December 31, 2023
Change in projected benefit obligation:
Projected benefit obligation - beginning of period	$3.1	$3.2
Service cost	0.1	0.1
Interest cost	0.2	0.2
Actuarial gains	(0.3)	(0.1)
Benefits paid	—	(0.3)

Projected benefit obligation - end of period	$3.1	$3.1

Funded status at year-end	$(3.1)	$(3.1)
Amounts recognized in the consolidated balance sheets consist of:
Accrued expenses and other current liabilities	$(0.1)	$(0.1)
Other long-term liabilities	(3.0)	(3.0)

Net amount recognized	$(3.1)	$(3.1)

The accumulated benefit obligation for each foreign pension plan exceeded the fair value of its plan assets at December 31, 2024 and 2023. The accumulated benefit obligation for all foreign pension plans was $33.7 and $36.4 at December 31, 2024 and 2023, respectively. The accumulated benefit obligation for the domestic nonqualified pension plan was $5.2 and $5.3 at December 31, 2024 and 2023, respectively. The accumulated benefit obligation for the domestic postretirement plan was $3.1 at December 31, 2024 and 2023.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Components of Net Periodic Pension and Postretirement Benefit Expense (Income) - Net periodic pension benefit expense (income) for our foreign and domestic pension plans and domestic postretirement plan included the following components:

	Foreign Pension Plans (1)
	Year ended
	December 31, 2024	December 31, 2023
Service cost(1)	$0.6	$0.6
Interest cost	1.1	1.3
Expected return on plan assets	(0.2)	(0.2)
Recognized net actuarial losses (2)	0.2	1.4

Total net periodic pension/postretirement benefit expense	$1.7	$3.1

	Domestic Pension Plan (1)
	Year ended
	December 31, 2024	December 31, 2023
Interest cost	0.3	0.2
Recognized net actuarial gains (2)	(0.4)	(0.1)

Total net periodic pension/postretirement benefit expense (income)	$(0.1)	$0.1

	Domestic Postretirement Plan (1)
	Year ended
	December 31, 2024	December 31, 2023
Service cost(1)	$0.1	$0.1
Interest cost	0.2	0.2
Recognized net actuarial gains (2)	(0.3)	(0.1)

Total net periodic pension/postretirement benefit expense	$—	$0.2

(1)

Service cost is classified in “SG&A expense” and all other components of net periodic pension and postretirement expense (income) are classified in “Other income (expense), net” in our accompanying consolidated statements of operations for each period presented.

(2)

Consists of reported actuarial losses (gains) and the difference between actual and expected returns on plan assets. In 2024 and 2023, net actuarial losses (gains) recognized for each type of our benefit plans were due primarily to changes in discount rates during the respective periods used to measure the respective plan obligations as of December 31, 2024 and 2023, in substantially all jurisdictions in which the Company has such obligations (see also the following tables under “Assumptions” for disclosure of weighted-average discount rates used to measure such obligations).

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Assumptions - Actuarial assumptions used in accounting for our foreign pension plans and domestic nonqualified pension plan, were as follows:

	Foreign Pension Plans
	Year ended
	December 31, 2024	December 31, 2023
Weighted-average actuarial assumptions used in determining net periodic pension expense:
Discount rate	3.13%	3.70%
Rate of increase in compensation levels	3.06%	3.02%
Cash balance interest credit rate	3.00%	1.75%
Expected long-term rate of return on assets	3.36%	3.38%
Weighted-average actuarial assumptions used in determining period-end benefit obligations:
Discount rate	3.24%	3.13%
Rate of increase in compensation levels	3.47%	3.06%
Cash balance interest credit rate	2.75%	3.00%

	Domestic Pension Plan
	Year ended
	December 31, 2024	December 31, 2023
Weighted-average actuarial assumption used in determining net periodic pension expense:
Discount rate	5.04%	5.43%
Weighted-average actuarial assumption used in determining period-end benefit obligations:
Discount rate	5.13%	5.04%

We review pension plan assumptions annually. Pension expense or income for the year is determined using assumptions as of the beginning of the year (except for the effects of recognizing changes in the fair value of plan assets and actuarial gains and losses in the fourth quarter of each year), while the funded status is determined using assumptions as of the end of the year. We determined assumptions and established them at the respective balance sheet date using the following principles: (i) the expected long-term rate of return on plan assets is established based on forward looking long-term expectations of asset returns over the expected period to fund participant benefits based on the target investment mix of our plans; (ii) the discount rate is determined by matching the expected projected benefit obligation cash flows for each of the plans to a yield curve that is representative of long-term, high-quality (rated AA or higher) fixed income debt instruments as of the measurement date; and (iii) the rate of increase in compensation levels is established based on our expectations of current and foreseeable future increases in compensation. In addition, we consider advice from independent actuaries.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Actuarial assumptions used in accounting for our domestic postretirement plan were as follows:

	Year ended
	December 31, 2024	December 31, 2023
Assumed health care cost trend rates:
Health care cost trend rate for next period	6.50%	6.75%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.00%	5.00%
Year that the rate reaches the ultimate trend rate	2031	2031
Discount rate used in determining net periodic postretirement benefit expense	5.40%	5.75%
Discount rate used in determining period-end postretirement benefit obligation	5.94%	5.40%

The accumulated postretirement benefit obligation was determined using the terms and conditions of our plan, together with relevant actuarial assumptions and health care cost trend rates. It is our policy to review the postretirement plan assumptions annually. The assumptions are determined by us and are established based on our prior experience and our expectations that future rates will decline. In addition, we consider advice from independent actuaries.

Defined Contribution Retirement Plan

We sponsor a defined contribution retirement plan (the ‘‘401(k) Plan’’ or “the Plan”) pursuant to Section 401(k) of the U.S. Internal Revenue Code to which eligible U.S. employees of SPX FLOW, Inc., a wholly-owned subsidiary of the Company (“SFI”) may voluntarily contribute. Under the 401(k) Plan, such employees may contribute up to 50% of their compensation into the Plan on a pre-tax or Roth basis and SFI matches a portion of participating employees’ contributions with such matching contributions payable in cash. Amounts contributed under the 401(k) Plan in the years ended December 31, 2024 and 2023 were $4.1 and $4.7, respectively.

(11)	INCOME TAXES

Income (loss) before income taxes and the provision for (benefit from) income taxes consisted of the following:

	Year ended
	December 31, 2024	December 31, 2023
Income (loss) before income taxes:
United States	$(106.5)	$(85.8)
Foreign	103.1	34.7

	$(3.4)	$(51.1)

Provision for (benefit from) income taxes:
Current:
United States	$15.7	$15.0
Foreign	65.4	30.7

Total current	81.1	45.7
Deferred and other:
United States	(31.5)	(26.6)
Foreign	(8.2)	(10.7)

Total deferred and other	(39.7)	(37.3)

Total provision	$41.4	$8.4

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

The reconciliation of income tax computed at the U.S. federal statutory tax rate to our effective income tax rate was as follows:

	Year ended
	December 31, 2024	December 31, 2023
Tax at U.S. federal statutory rate	21.0%	21.0%
State and local taxes, net of U.S. federal benefit	(65.1)	6.6
U.S. credits and exemptions	444.0	32.0
Tax rate differential on foreign earnings	(888.3)	(45.4)
Adjustments to uncertain tax positions	(4.2)	(12.7)
Changes in valuation allowance	1,926.8	(16.8)
Tax on repatriation of foreign earnings	(710.0)	(3.5)
Tax impact of disposed businesses	(1,240.2)	5.1
Tax on transfer to non-U.S. affiliates	—	—
Capital loss expiration	(700.9)	—
Other	(0.7)	(2.7)

	(1,217.6)%	(16.4)%

Significant components of our deferred tax assets and liabilities were as follows:

	December 31, 2024	December 31, 2023
Deferred tax assets:
Net operating loss, capital loss and credit carryforwards	$93.9	$162.9
Interest expense carryforwards	66.8	57.0
Working capital accruals	5.5	5.4
Pension, other postretirement and postemployment benefits	6.8	7.3
Payroll and compensation	5.5	6.9
Other	11.0	14.2

Total deferred tax assets	189.5	253.7
Valuation allowance	(79.9)	(142.2)

Net deferred tax assets	109.6	111.5

Deferred tax liabilities:
Intangible assets recorded in acquisitions	342.1	435.7
Basis difference in affiliates	33.1	28.7
Accelerated depreciation	4.8	5.4
Basis difference in equity security investments	—	9.6
Other	1.9	8.1

Total deferred tax liabilities	381.9	487.5

	$(272.3)	$(376.0)

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

General Matters

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We periodically assess deferred tax assets to determine if they will likely be realized and the adequacy of deferred tax liabilities, incorporating the results of local, state, federal and foreign tax audits in our estimates and judgments.

At December 31, 2024, we had the following tax carryforwards available: U.S. federal tax carryforwards of $208.6, state tax carryforwards of $204.1, and tax loss carryforwards of various foreign jurisdictions of $378.5. Of these amounts, less than $0.1 expire in 2025 and $80.5 expire at various times between 2026 and 2044. The remaining carryforwards have no expiration date.

Realization of deferred tax assets, including those associated with net operating loss and credit carryforwards, is dependent upon generating sufficient taxable income in the appropriate character and tax jurisdiction. We believe that it is more likely than not that we may not realize the benefit of certain of these deferred tax assets and, accordingly, have established a valuation allowance against certain of these deferred tax assets. Although realization is not assured for the remaining deferred tax assets, we believe it is more likely than not that the deferred tax assets will be realized through future taxable earnings or tax planning strategies. However, deferred tax assets could be reduced in the near term if our estimates of taxable income are significantly reduced or tax planning strategies are no longer viable. The valuation allowance decreased by $62.3 in the year ended December 31, 2024 and increased by $10.9 in the year ended December 31, 2023. Of the net changes during the years ended December 31, 2024 and 2023, ($65.6) and $8.6 were recognized as a (decrease) increase in tax expense, respectively.

The decrease in the valuation allowance during 2024 was primarily due to (i) the utilization of the U.S. capital loss carryforward against capital gains related to the sale of the HT business (see also Note 4) and the distribution of an investment in an equity security (see also Note 16), (ii) the subsequent expiration of all remaining unutilized U.S. capital loss carryforwards, (iii) the disposition of certain HT business deferred tax assets which were not expected to be realized, and (iv) the impact of a stronger U.S. dollar on non-U.S. dollar-denominated balances.

The increase in the valuation allowance during 2023 was primarily due to (i) a reduction in the expected utilization of the U.S. capital loss carryforward against capital gains, (ii) an increase to certain deferred tax assets in jurisdictions where those assets are not expected to be realized and (iii) the impact of a weaker U.S. dollar on non-U.S. dollar-denominated balances.

The amount of income tax that we pay annually is dependent on various factors, including the timing of certain deductions. These deductions can vary from year to year and, consequently, the amount of income taxes paid in future years will vary from the amounts paid in prior years.

Undistributed Foreign Earnings

Generally, it has been our practice and intention to reinvest the earnings of most of our non-U.S. subsidiaries in those operations with a few limited exceptions. The Tax Cuts and Jobs Act made significant changes to the taxation of undistributed foreign earnings, requiring that all previously untaxed earnings and profits of our controlled foreign corporations be subjected to a one-time mandatory repatriation tax. The transition tax substantially eliminated the basis difference that existed previously for purposes of ASC Topic 740. However, there are limited other taxes that could continue to apply such as foreign withholding taxes, other foreign taxes on distributions and certain state taxes. For 2024, the Company decided (i) not to reinvest the current year earnings of its primary operations in China, South Africa and Chile to the extent those earnings are available for distribution, (ii) not to reinvest certain earnings of its primary operations in Singapore, Taiwan, Japan, Hong Kong, South Africa, India and Australia to the extent cash is available for distribution and (iii) not to reinvest certain proceeds of the sale of the non-U.S. HT business that occurred in 2024. Otherwise, the Company intends to continue to indefinitely reinvest the earnings of our non-U.S. subsidiaries, with certain minor exceptions.

As of December 31, 2024, we have recorded a provision of $12.9 for foreign withholding taxes, other foreign taxes and state taxes on the earnings we expect to repatriate.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Unrecognized Tax Benefits

As of December 31, 2024, we had gross unrecognized tax benefits of $30.9 (net unrecognized tax benefits of $27.4), of which $23.4, if recognized, would impact our effective tax rate. Similarly, as of December 31, 2023, we had gross unrecognized tax benefits of $39.6 (net unrecognized tax benefits of $35.4).

We classify interest and penalties related to unrecognized tax benefits as a component of our income tax provision. As of December 31, 2024, gross accrued interest totaled $3.3 (net accrued interest of $2.6), while the related amount as of December 31, 2023 was $1.9 (net accrued interest of $1.6). Our income tax provision in the years ended December 31, 2024 and 2023 included gross interest expense of $2.0 and $0.8, respectively. There were no significant penalties recorded during any year presented.

Based on the outcome of certain examinations or as a result of the expiration of statutes of limitations for certain jurisdictions, we believe that within the next 12 months it is reasonably possible that our previously unrecognized tax benefits could decrease by $6.0 to $17.0. The previously unrecognized tax benefits relate to transfer pricing matters, certain U.S. federal and state tax positions and certain German tax positions.

The aggregate changes in the balance of unrecognized tax benefits for the periods presented below were as follows:

	Year ended
	December 31, 2024	December 31, 2023
Unrecognized tax benefit - beginning of period	$39.6	$28.4
Gross increases - tax positions in prior period	2.1	4.6
Gross decreases - tax positions in prior period	(11.0)	(0.3)
Gross increases - tax positions in current period	2.6	6.6
Lapse of statute of limitations	(2.2)	(0.1)
Change due to foreign currency exchange rates	(0.2)	0.4

Unrecognized tax benefit - end of period	$30.9	$39.6

Other Tax Matters

During the year ended December 31, 2024, we recorded an income tax provision of $41.4 on $3.4 of pre-tax loss. Among other items, the income tax provision for 2024 included income tax charges of (i) $41.7 resulting from certain U.S. taxes and non-U.S. basis differences on the sale of the HT business, (ii) $10.2 resulting from withholding and other taxes on the repatriation of certain non-U.S. proceeds arising from the sale of the HT business, and (iii) $12.1 resulting from U.S. taxes on foreign earnings, net of related credits, partially driven by the sale of certain foreign subsidiaries and assets that comprised part of the HT business, partially offset by income tax benefits of $35.4 resulting from the release of the valuation allowance on U.S. federal and state capital losses as a result of the sale of the HT business and the distribution of an investment in an equity security.

During the year ended December 31, 2023, we recorded an income tax provision of $8.4 on $51.1 of pre-tax loss, resulting in an effective tax rate of (16.4)%. The effective tax rate for 2023 was impacted by tax charges of (i) $11.7 resulting from higher U.S. taxes on foreign earnings, net of related credits, primarily driven by the sale of certain foreign subsidiaries that comprised part of the AT business and (ii) $5.4 related to transfer pricing adjustments.

We review our income tax positions on a continuous basis and record unrecognized tax benefits for potential uncertain positions when we determine that an uncertain position meets the criteria of the Income Taxes Topic of the Codification. As events change and resolutions occur, adjustments are made to amounts previously provided, such as in the case of audit settlements with taxing authorities.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

We have various income tax returns under examination. The most significant of these are (i) the examination in Germany for the 2015 through 2020 tax years and (ii) the examination in the U.S. of the federal income tax returns for tax years 2018 and 2019. We believe that any uncertain tax positions related to these examinations have been appropriately reflected as unrecognized tax benefits.

An unfavorable resolution of one or more of the above matters could have a material adverse effect on our results of operations or cash flows in the quarter and year in which an adjustment is recorded or the tax is due or paid. As audits and examinations are still in process or we have not yet reached the final stages of the appeals process, the timing of the ultimate resolution and any payments that may be required for the above matters cannot be determined at this time.

The Organization for Economic Cooperation and Development (OECD) and G20 Inclusive Framework on Base Erosion and Profit Shifting has introduced model rules to establish a global minimum corporate tax rate of 15% for large multinational corporations, commonly referred to as the “Pillar Two” rules. During 2023 and 2024, many countries in which we operate adopted legislation to implement Pillar Two, which became effective beginning in 2024 and the effects of which are reflected in our 2024 income tax calculations. In addition, going forward, we expect to see additional countries adopt similar legislation and are monitoring such developments. Accordingly, we continue to evaluate the potential impact of Pillar Two legislation on our effective tax rate, financial position and cash flows.

(12)	INDEBTEDNESS

Debt as of December 31, 2024 and 2023 was comprised of the following:

	December 31, 2024	December 31, 2023
Term loan, net of discount of $30.8 and $47.5, respectively (1)	$1,092.2	$1,355.5
8.750% senior notes, net of discount of $15.8 and $18.8, respectively (due in April 2030)	484.2	481.2
Other indebtedness (2)	6.6	5.6
Less: deferred financing fees (3)	(4.9)	(4.2)

Total debt	1,578.1	1,838.1
Less: short-term debt	6.6	5.4

Total long-term debt	$1,571.5	$1,832.7

(1)

Using proceeds received from the sales of the HT and AT businesses and as discussed further in Note 4, we repaid $280.0 and $203.0 of the outstanding principal balance of the term loan during the years ended December 31, 2024 and 2023, respectively. In connection with the prepayments of the term loan, we recognized charges of $9.3 and 8.6 during the years ended December 31, 2024 and 2023, respectively, classified as “Losses on early extinguishments of debt” in the accompanying consolidated statements of operations, related to the write-off of the associated unamortized discount and deferred financing fees. As a result of the prepayment made in 2023, we are no longer required to make any principal payments under the term loan until its maturity on April 5, 2029.

(2)

Includes balances under a purchase card program of $3.0 and $5.3, financed insurance premiums of $3.6 and $0.0, outstanding borrowings under a line of credit with a bank in China of $0.0 and $0.1 and finance lease obligations of $0.0 and $0.2 as of December 31, 2024 and 2023, respectively. The purchase card program allows for payment beyond customary payment terms for goods and services acquired under the program. As this arrangement extends the payment of these purchases beyond their normal payment terms through third-party lending institutions, we have classified these amounts as short-term debt.

(3)	As of December 31, 2024 and 2023, deferred financing fees were comprised of fees related to the term loan facility and to the senior notes as discussed further below.

Debt payable during each of the five years subsequent to December 31, 2024 is $6.6 in 2025, $0.0 annually in each of the years 2026 through 2028, and $1,123.0 in 2029.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Senior Credit Facilities

On April 5, 2022 (the “Closing Date”), SFI entered into senior credit facilities (the “Senior Credit Facilities”) with a syndicate of lenders, with Citibank, N.A. as the administrative agent, and Deutsche Bank AG Filiale Deutschlandgeschäft, as the foreign trade facility agent, which provided for senior secured financing in an aggregate initial amount of $1,885.0, consisting of the following (as of the date of the Refinancing Amendment (as defined below), the remaining amount of the senior secured financing was $1,398.0):

•

a term loan facility in an aggregate initial principal amount of $1,610.0, with the remaining principal balance outstanding as of December 31, 2024 due at final maturity of April 5, 2029 (as of the date of the Refinancing Amendment, the remaining principal balance of the term loan facility was $1,123.0);

•

a revolving credit facility, available for loans and performance letters of credit in U.S. Dollars, Euros, British Sterling, and other currencies, in an aggregate principal amount up to the equivalent of $200.0, with a final maturity of April 5, 2027; and

•

a bilateral foreign credit instrument facility, available for performance letters of credit and guarantees in Euros, British Sterling, and other currencies, in an aggregate principal amount up to the equivalent of $75.0, with a final maturity of April 5, 2027 (under which SFI had committed facilities available for issuance of $60.0 as of December 31, 2024).

SFI also may seek additional commitments, without consent from the existing lenders, to add an incremental term loan facility, increase the commitments in respect of the revolving credit facility and/or add one or more classes of revolving credit commitments not to exceed the greater of (i) $245.0 and (ii) an amount equal to 75% of consolidated adjusted EBITDA, minus prior use of an incremental debt basket and any permitted ratio debt, plus for incremental term loans that effectively extend the maturity of a facility, amounts equal to the portion of such facilities and/or incremental term loans to be replaced with incremental term loans, plus amounts of previous voluntary prepayments of term loans (or incremental equivalent debt), or voluntary commitment reductions of the revolving facility. SFI may also incur ratio-based incremental debt, as long as, if such incremental facility or incremental equivalent debt is (a) secured on a pari passu basis with the obligations, the First Lien Net Leverage Ratio (as defined in the credit agreement governing the senior credit facilities (as amended by Amendment No. 1 to Credit Agreement, dated as of April 8, 2024, the 2024 Refinancing Amendment, dated as of June 6, 2024, and the December 2024 Refinancing Amendment, dated as of December 10, 2024 (the “Refinancing Amendment”), and as further amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”)), does not exceed 4.25:1.00, (b) secured on a junior lien basis with the obligations, the Secured Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 4.75:1.00; or (c) unsecured, either (x) the Total Net Leverage Ratio (as defined in the Credit Agreement) does not exceed 6.50:1.00, or (y) the Interest Coverage Ratio (as defined in the Credit Agreement) is not less than 2.00:1.00.

SFI is the borrower under all of the Senior Credit Facilities, and SFI may designate certain of its foreign subsidiaries to be co-borrowers under the revolving credit facility and the bilateral foreign credit instrument facility.

All borrowings and other extensions of credit under the Senior Credit Facilities are subject to the satisfaction of customary conditions, including absence of defaults and accuracy in material respects of representations and warranties.

The letters of credit available for issuance under the revolving credit facility are stand-by letters of credit requested by SFI on behalf of itself or any of its subsidiaries. The bilateral foreign credit instrument facility is used to issue foreign credit instruments, including bank undertakings to support our foreign operations.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

The interest rates applicable to loans under the Senior Credit Facilities are, at SFI’s option, equal to either (x) an alternate base rate (the highest of (a) the effective federal funds rate plus 0.5%, (b) the “prime rate” of Citibank, N.A., and (c) the term SOFR plus 1.0%), (y) term SOFR, or (z) certain alternative currency floating rates, plus, in each case, an applicable margin percentage, which varies based on our First Lien Net Leverage Ratio (as defined in the Credit Agreement generally as the ratio of consolidated first lien debt (excluding, without limitation, the face amount of undrawn letters of credit, bank undertakings or analogous instruments and net of cash and cash equivalents) at the date of determination to consolidated adjusted EBITDA for the four fiscal quarters ended most recently before such date). SFI may elect interest periods of one, three or (other than in the case of an alternative currency term rate borrowing denominated in Canadian dollars) six months for term SOFR borrowings and certain alternative currency rate borrowings. After giving effect to the Refinancing Amendment, the per annum interest rate margins applicable to the loans are as follows:

I. For term loans: (A) for alternate base rate loans, 2.50% and (B) for term SOFR loans, 3.00%.

II. For revolving loans: the following percentages per annum, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	Term SOFR Loans	Alternative Currency Daily Rate Loans	Alternative Currency Term Rate Loans	Alternate Base Rate Loans
Greater than 4.25 to 1.00	3.25%	3.25%	3.25%	2.25%
Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	3.00%	3.00%	3.00%	2.00%
Less than 3.75 to 1.00	2.75%	2.75%	2.75%	1.75%

The fees for bilateral foreign credit commitments are the following percentages per annum, based upon the First Lien Net Leverage Ratio:

First Lien Net Leverage Ratio	FCI Commitment Fee	Alternative FCI Fee
Greater than 4.25 to 1.00	0.975%	3.25%
Less than or equal to 4.25 to 1.00 but greater than 3.75 to 1.00	0.900%	3.00%
Less than 3.75 to 1.00	0.825%	2.75%

SFI also pays fronting fees on the outstanding amounts of financial letters of credit at the rate of 0.125% per annum.

The Senior Credit Facilities require mandatory prepayments in amounts equal to the net proceeds from indebtedness not permitted by the Credit Agreement and the sale or other disposition of, including from any casualty to, or governmental taking of, property in excess of specified values (other than in the ordinary course of business and subject to other exceptions) by SFI or its subsidiaries, including a Specified Disposition (certain named businesses and assets, as defined in the Credit Agreement). Mandatory prepayment of the term loans is also required, beginning with the fiscal year ended December 31, 2023, in connection with the calculation of Excess Cash Flow (as defined in the Credit Agreement). There were no prepayments required for the years ended December 31, 2024 or 2023 in connection with the calculation of Excess Cash Flow. Mandatory prepayments will be applied to repay, first, amounts outstanding under any term loans and, then, amounts outstanding under the revolving credit facility (without reducing the commitments thereunder). No prepayment is required in connection with an asset sale to the extent the net proceeds are reinvested (or committed to be reinvested) in permitted acquisitions, permitted investments or assets to be used in our business within 18 months (and if committed to be reinvested, actually reinvested within 180 days after the end of such 18-month period) of the receipt of such proceeds.

Indebtedness under the Senior Credit Facilities is guaranteed by each existing and subsequently acquired or organized domestic material subsidiary of SFI (with certain exceptions).

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Indebtedness under the Senior Credit Facilities is secured by (i) a first priority pledge and security interest in 100% of the capital stock of SFI’s domestic subsidiaries (with certain exceptions) held by SFI or the domestic subsidiary guarantors and 65% of the capital stock of its material first-tier foreign subsidiaries (with certain exceptions) and (ii) first priority security interests and other liens on substantially all of the personal property of SFI and its domestic subsidiary guarantors (with certain exceptions).

The Senior Credit Facilities require that, subject to satisfaction of the Financial Maintenance Covenant Condition (as defined below), SFI shall not permit the First Lien Net Leverage Ratio as of the last day of a fiscal quarter to be greater than 7.75:1.00.

The Financial Maintenance Covenant Condition will be satisfied if, only to the extent occurring on the last day of any test period, the aggregate principal amount of all outstanding revolving loans and letters of credit on such date exceeds 35% of the aggregate amount of revolving commitments.

The Senior Credit Facilities also contain covenants that, among other things, restrict our ability to incur additional indebtedness, grant liens, make investments, loans, guarantees, or advances, make restricted junior payments, including dividends, redemptions of capital stock, and voluntary prepayments or repurchase of certain other indebtedness, engage in mergers, acquisitions or sales of assets, or engage in certain transactions with affiliates, and otherwise restrict certain corporate activities. The Senior Credit Facilities contain customary representations, warranties, affirmative covenants and events of default.

SFI is permitted under the Senior Credit Facilities to pay dividends or make distributions to repurchase capital stock not to exceed (x) the greater of $24.5 and 7.5% of consolidated adjusted EBITDA (with unused amounts being carried over for the next three succeeding calendar years, not to exceed the greater of $40.5 and 12.5% of consolidated adjusted EBITDA in any calendar year or (y) after a qualified IPO, the greater of $50.0 and 15% of consolidated adjusted EBITDA in any calendar year (with unused amounts being carried over for the next three succeeding calendar years, not to exceed the greater of $81.25 and 25% of consolidated adjusted EBITDA in any calendar year), plus the cash proceeds of key man life insurance policies received after the Closing Date. SFI is also permitted to, among others, make unlimited restricted payments so long as the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 5.25:1.00, subject to no payment or bankruptcy event of default with respect to SFI. Furthermore, SFI is permitted to make restricted payments in an amount not to exceed 50% of the net cash proceeds of any specified disposition, so long as the Total Net Leverage Ratio, determined on a pro forma basis, does not exceed 6.50:1:00, for the relevant reference period.

The proceeds of the initial term loan borrowing (net of an original issue discount of $72.5), together with borrowings under our senior notes due 2030 issued on the Closing Date (discussed below), cash on hand and an equity contribution from the Parent, were used, in part, to refinance indebtedness outstanding under the Former Senior Credit Facilities and, in part, to provide financing in connection with effecting the Merger and to pay for related fees and expenses. The original issue discount associated with the term loan borrowing is being amortized to “Interest expense, net” using the effective interest method, through the final maturity date of the term loan facility.

Entry into Senior Credit Facilities Refinancing Amendment

On June 6, 2024 (and as amended by the December 2024 Refinancing Amendment on December 10, 2024), SFI entered into the Refinancing Amendment, with Citibank, N.A. as the administrative agent, and the lenders party thereto (the “2024 Refinancing Term Lenders”), whereby, pursuant to the terms of the Credit Agreement, the 2024 Refinancing Term Lenders provided term loans in an aggregate principal amount of $1,123.0 (the “2024 Refinancing Term Loans”), to refinance the existing principal balance of the term loans provided to SFI on April 5, 2022. The Refinancing Amendment provided for the interest rate margins set forth above under the heading “Senior Credit Facilities”, and included a customary 1.0% prepayment premium in connection with certain future refinancings of the 2024 Refinancing Term Loans within six months of the December 2024 Refinancing Amendment, on the terms set forth in the Credit Agreement. The terms of the 2024 Refinancing Term Loans are otherwise consistent with the previously-existing term loans pursuant to the Credit Agreement.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Senior Notes due 2030

On the Closing Date, SFI issued $500.0 in aggregate principal amount of 8.750% senior unsecured notes due in April 2030 (the “Senior Notes”). The Senior Notes were issued pursuant to an indenture, dated as of April 5, 2022, by and among SFI, the subsidiary guarantors named therein, and Wilmington Trust, National Association, as trustee of the Senior Notes (the “Indenture”). The interest payment dates for the Senior Notes are April 1 and October 1 of each year, with interest payable in arrears. The Senior Notes were offered in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The original issue discount associated with the Senior Notes is being amortized to “Interest expense, net” using the effective interest method, through the maturity date of such notes.

The Senior Notes are redeemable, in whole or in part, at a price equal to 100% of the principal amount thereof plus a specific premium as set forth in the Indenture, plus accrued and unpaid interest. If SFI experiences certain types of change of control transactions, it must offer to repurchase the Senior Notes at 101% of the aggregate principal amount of the Senior Notes repurchased, plus accrued and unpaid interest.

The Senior Notes are unsecured and rank equally with all of SFI’s existing and future unsubordinated unsecured senior indebtedness and are effectively junior to the Senior Credit Facilities. The Senior Notes are guaranteed by SFI’s existing and future domestic subsidiaries that guarantee the Senior Credit Facilities, subject to certain exceptions. The likelihood of SFI’s subsidiaries having to make payments under the guarantee is considered remote.

The Indenture contains covenants that limit SFI’s (and its subsidiaries’) ability to, among other things: (i) incur additional indebtedness; (ii) declare or pay dividends, redeem stock or make other distributions to stockholders; (iii) make certain investments; (iv) create certain liens; (v) enter into certain transactions with affiliates; (vi) agree to certain restrictions on the ability of our restricted subsidiaries to make certain payments; (vii) make certain asset dispositions and (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of SFI’s or SFI’s restricted subsidiaries’ assets.

Other Indebtedness Matters

The weighted average interest rate of outstanding borrowings under the Senior Credit Facilities was approximately 7.7% and 7.6% as of December 31, 2024 and 2023, respectively. The increase in the weighted average interest rate from December 31, 2023 to December 31, 2024 was due primarily to the termination and settlement of our former interest rate swaps and entry into new interest rate swaps during the second quarter of 2024, the result of which requires SFI to pay an increased fixed rate of interest on the substantial portion of its term loan balance. See further discussion regarding the changes in our interest rate swaps, and in their respective terms, in Note 13 below.

As of December 31, 2024, SFI had $196.1 of borrowing capacity under its revolving credit facility after giving effect to $3.9 reserved for outstanding letters of credit. In addition, as of December 31, 2024, SFI had $42.9 of available, committed issuance capacity under its foreign credit instrument facility after giving effect to $17.1 reserved for outstanding bank guarantees.

As of December 31, 2024, in addition to the revolving line and letters of credit described above, SFI had (i) $6.7 of letters of credit outstanding under an uncommitted $25.0 foreign trade facility and (ii) $15.4 of letters of credit outstanding under separate arrangements in China and India.

As of December 31, 2024, SFI was in compliance with all covenants of the Senior Credit Facilities and the Indenture.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

(13)	DERIVATIVE FINANCIAL INSTRUMENTS

Interest rate derivatives

SFI maintains interest rate swaps (collectively including each of those discussed below, the “Swaps”), which it has designated and accounted for as cash flow hedges, to hedge interest rate risk on its variable rate term loan. These Swaps effectively convert the majority of SFI’s borrowing under its variable rate term loan to a fixed rate.

In connection with SFI’s entry into its senior credit facilities Refinancing Amendment during the second quarter of 2024 (as discussed further in Note 12), SFI also terminated and settled its formerly outstanding Swaps (the “Former Swaps”) during the second quarter, receiving proceeds from the termination of $34.4. Prior to the Refinancing Amendment, SFI’s term loan required that SFI paid SOFR plus 4.60% of applicable margin. The Former Swaps allowed SFI to pay a fixed rate of 2.64% and receive SOFR from the Former Swaps counterparties. As of December 31, 2023, the aggregate notional amount of the Former Swaps was $1,207.5, with such notional amount having been reduced, in accordance with terms of the Former Swaps, to $966.0 as of the date of their termination. The unrealized gains associated with the Former Swaps are being reclassified from AOCL into earnings as a component of “Interest expense, net” when the forecasted transactions (interest payments) impact earnings, through the original maturity date of the Former Swaps in December 2025.

Subsequent to the termination and settlement of the Former Swaps, SFI entered into new Swaps (the “Current Swaps”), also designated and accounted for as cash flow hedges, which have maturities through December 2025. Consistent with the Former Swaps, the Current Swaps effectively convert the majority of SFI’s borrowing under its variable term loan to a fixed rate. Under terms of SFI’s term loan, reflective of the effects of the Refinancing Amendment, SFI pays SOFR plus 3.00% of applicable margin. The Current Swaps allow SFI to pay a fixed rate of 4.93% and receive SOFR from the Current Swaps counterparties which, as of December 31, 2024, was 4.48% (one-month SOFR rate). The outstanding notional value of the Current Swaps is scheduled to decline, at certain fixed, pre-determined future dates, such that the percentage of the outstanding notional value of the Current Swaps to the outstanding borrowing under SFI’s term loan is expected to decline at those future dates. As of December 31 2024, the aggregate notional amount of the Current Swaps was $744.5. Changes in the fair value of our Current Swaps are reclassified from AOCL into earnings as a component of “Interest expense, net” when the forecasted transactions (interest payments) impact earnings.

The unrealized gains, net of tax provisions of $2.7 and $6.5, respectively, related to SFI’s Swaps and recorded in AOCL, were $8.1 and $20.8, respectively, as of December 31, 2024 and 2023. The fair values of SFI’s Swaps as of December 31, 2024 and 2023 were reflected in our consolidated balance sheets as follows:

Balance Sheet Caption in Which Balance is Reported	December 31, 2024	December 31, 2023
Other current assets	$—	$22.2
Other assets	—	7.1

Gross assets - fair values of Swaps	—	29.3

Accrued expenses and other current liabilities	5.7	—

Gross liabilities - fair values of Swaps	5.7	—

Net assets (liabilities) - fair values of Swaps	$(5.7)	$29.3

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

During the fourth quarter of 2022, we de-designated certain of the Former Swaps in connection with the anticipated repayment of a portion of the outstanding principal balance under SFI’s term loan facility in January 2023 using a portion of the proceeds received from the sale of our AT business (see Note 4 for further discussion regarding the sale and term loan repayment), as a portion of the underlying interest payments was no longer probable of occurrence. The de-designated (ineffective) portion of the Former Swaps resulted in pre-tax gains (losses) of $0.1 and ($1.3), respectively, during the years ended December 31, 2024 and 2023, which were recognized in “Other income (expense), net” in the Company’s accompanying consolidated statements of operations.

Foreign currency derivatives

We manufacture and sell our products in a number of countries and, as a result, are exposed to movements in FX exchange rates. Our objective is to preserve the economic value of non-functional currency-denominated cash flows and to minimize the impact of changes as a result of currency fluctuations. Our principal currency exposures relate to the Euro, Chinese Yuan and British Sterling.

From time to time, we enter into forward contracts to manage the exposure on contracts with forecasted transactions denominated in non-functional currencies and to manage the risk of transaction gains and losses associated with assets/liabilities denominated in currencies other than the functional currency of certain subsidiaries (“FX forward contracts”). In addition, some of our contracts contain currency forward embedded derivatives (“FX embedded derivatives”), because the currency of exchange is not “clearly and closely” related to the functional currency of either party to the transaction. Certain of our FX forward contracts are designated as cash flow hedges. To the extent these derivatives are effective in offsetting the variability of the hedged cash flows, changes in the derivatives’ fair value are not included in current earnings but are included in AOCL. These changes in fair value are reclassified into earnings as a component of revenues or cost of products sold, as applicable, when the forecasted transaction impacts earnings. In addition, if the forecasted transaction is no longer probable, the cumulative change in the derivatives’ fair value is recorded as a component of “Other income (expense), net” in the period in which the transaction is no longer considered probable of occurring. To the extent a previously designated hedging transaction is no longer an effective hedge, any ineffectiveness measured in the hedging relationship is recorded in earnings in the period in which it occurs.

We had FX forward contracts with an aggregate notional amount of $287.6 and $358.5 outstanding as of December 31, 2024 and 2023, respectively, with all such contracts scheduled to mature within one year. There were no unrealized gains or losses recorded in AOCL related to FX forward contracts as of December 31, 2024 and 2023. The net gains (losses) recorded in “Other income (expense), net” related to FX gains (losses) totaled $7.5 and ($6.2) in the years ended December 31, 2024 and 2023, respectively.

Our FX forward contracts had no associated fair values as of December 31, 2024 and 2023, as they were entered into on dates approximating such fiscal year-end dates, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject us to significant concentrations of credit risk consist of cash and equivalents, trade accounts receivable, contract assets, Swaps and FX forward contracts. These financial instruments, other than trade accounts receivable and contract assets, are placed with high-quality financial institutions throughout the world.

We maintain cash levels in bank accounts that, at times, may exceed federally-insured limits. We have not experienced, and believe we are not exposed to significant risk of, loss in these accounts.

We have credit loss exposure in the event of nonperformance by counterparties to the above financial instruments, but have no other off-balance-sheet credit risk of accounting loss. Except as is provided for in our accompanying consolidated balance sheets through an allowance for credit losses for certain accounts receivable, we anticipate that counterparties will be able to fully satisfy their obligations under the contracts. We do not obtain collateral or other security to support financial instruments subject to credit risk, but we do monitor the credit standing of counterparties.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Concentrations of credit risk arising from trade accounts receivable and contract assets are due to selling to customers in a particular industry. Credit risks are mitigated by performing ongoing credit evaluations of our customers’ financial conditions and obtaining collateral, advance payments, or other security when appropriate. No one customer, or group of customers that, to our knowledge, are under common control, accounted for more than 10% of our revenues for any period presented.

(14)	EQUITY AND EQUITY-BASED COMPENSATION

Membership in Redwood TopCo

As of December 31, 2024 and 2023, the Parent was the sole member of the Company.

Equity-Based Compensation

Effective June 10, 2022, certain employees of SFI based in the U.S. were granted incentive unit awards which vest subject to meeting certain vesting conditions. In addition, certain employees of SFI based outside the U.S. were granted awards with similar terms and vesting conditions as the incentive unit awards granted to U.S.-based employees, with the exception that the awards entitle the employee to cash distributions upon a discretionary payment or a future liquidation of the Parent (together with the U.S.-based incentive awards, the “Management Incentive Plan”, or “MIP”). Directors who are independent of both SFI and the general partner of our Parent and various Lone Star funds were granted MIP awards that are comparable both in nature and terms to MIP awards granted to employees. Based on provisions contained within the MIP, compensation costs related to such awards, if vesting provisions are satisfied, are expected to be substantially recognized upon a future liquidation of the Parent.

Amounts potentially distributable to participants in the MIP are dependent upon the amount of capital returned to the Parent in excess of its initial investment contributed to acquire the Company and are subject to fluctuation based upon the amount of capital ultimately returned upon a future liquidation of the Parent. Half of incentive unit awards vest over time, subject to continued employment (or service in the case of independent directors), ratably per year over a five-year period, and the remainder vest at the conclusion of the investment period (also subject to continued employment or service as applicable). Vesting does not trigger the right to a distribution under the MIP but entitles participants to a potential distribution upon a future liquidation of the Parent. Depending on the underlying conditions of a recipient’s termination prior to a future liquidation of the Parent, vested incentive unit awards may either remain outstanding until such liquidation event or be forfeited. In any event, unvested incentive unit awards are forfeited upon a recipient’s termination prior to a future liquidation of the Parent.

Based on key terms of the respective agreements and application of relevant guidance contained in the Compensation–Stock Compensation Topic of the Codification, the awards granted to U.S.-based recipients are being accounted for as equity-classified awards and the awards granted to non-U.S.-based recipients are being accounted for as liability-classified awards. The Black Scholes option pricing simulation model was used to determine the fair value of the MIP awards, utilizing various inputs discussed further below, with such fair value estimate reflecting a discount for lack of marketability, determined utilizing the Finnerty put option valuation technique, given the privately held nature of the membership units of the Parent.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Key assumptions used in determining the fair value of MIP awards granted on June 10, 2022 included the following:

Annual expected equity volatility	62.5%
Discount for lack of marketability	31.0%
Annual expected dividend yield	—%
Risk-free interest rate	3.2%
Term	3.5 years

Annual expected equity volatility was based on observed comparable guideline public company stock volatilities after consideration of differences in public versus private ownership, growth stage, size, risk and profitability, as well as the composition of the Company’s capital structure. An expected annual dividend yield was not assumed as dividends were not being declared on Parent membership units as of the grant date noted above. The average risk-free interest rate was based on an interpolation of the daily U.S. treasury yield curve rate as of the grant date. The term was based on management’s best estimate of the date of a future liquidation of the Parent.

The following table summarizes the MIP unit activity during the years ended December 31, 2024 and 2023 (unit amounts below are presented in millions):

	Number of MIP Units	Weighted-Average Grant Date Fair Value per Share
Outstanding as of December 31, 2022	0.812	43.23
Grants	0.047	29.54
Forfeited	(0.069)	43.15

Outstanding as of December 31, 2023 (1)	0.790	42.43
Grants	0.009	49.59
Forfeited	(0.020)	42.37

Outstanding as of December 31, 2024 (1)	0.779	42.52

(1)	Of the number of outstanding MIP units as of December 31, 2024 and 2023, 0.153 and 0.077 (presented in millions), respectively, had vested in accordance with MIP provisions.

There was unrecognized equity compensation of $34.0 related to outstanding MIP awards as of December 31, 2024. As noted above, no compensation costs have been recognized to date related to such awards as, based on provisions contained within the MIP, compensation costs related to such awards, if vesting provisions are satisfied, are expected to be substantially recognized upon a future liquidation of the Parent. The future liquidation of the Parent is not considered probable at this time.

Unrecognized equity compensation related to awards granted to U.S.-based recipients is valued utilizing the weighted-average fair value of such awards of $42.77 per unit as of their initial grant date, as such awards are equity-classified awards. Unrecognized equity compensation related to awards granted to non-U.S.-based recipients is valued using the fair value of such awards of $49.38 per unit as of December 31, 2024 as such awards are liability-classified awards.

Key assumptions used in determining the fair value of the liability-classified MIP awards as of December 31, 2024 included the following:

Annual expected equity volatility	51.0%
Discount for lack of marketability	26.0%
Annual expected dividend yield	—%
Risk-free interest rate	4.2%
Term	1.0 year

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Accumulated Other Comprehensive Loss

The Company’s AOCL as of December 31, 2024 was comprised of (i) a foreign currency translation adjustment (“CTA”) loss of ($114.7), partially offset by (ii) an unrealized gain of $8.1 related to our Swaps (comprised of a pre-tax gain of $10.8 and net of a tax provision of $2.7, as discussed further in Note 13). The Company’s AOCL as of December 31, 2023 was comprised of (i) a CTA loss of ($39.8), partially offset by (ii) an unrealized gain of $20.8 related to our Swaps (comprised of a pre-tax gain of $27.3 and net of a tax provision of $6.5).

See the consolidated statements of comprehensive income (loss) for changes in AOCL for the years ended December 31, 2024 and 2023.

Among other items, changes in AOCL during the years ended December 31, 2024 and 2023 included the reclassification out of AOCL of $0.3 and $13.9 of CTA loss related to the sales of the HT and AT businesses, respectively (see Note 4 for further discussion of the sales of these businesses).

Reclassifications from AOCL to earnings related to our Swaps, which we have designated and are accounting for as cash flow hedges, were as follows:

	Year ended
	December 31, 2024	December 31, 2023	Affected Line Item in the Company’s Consolidated Statements of Operations
Realized gains (losses) on Swaps:
Gains (loss) on effective portion of cash flow hedges	$27.6	$30.0	Interest expense, net
Gains (loss) related to dedesignation of a portion of cash flow hedges (1)	0.1	(1.3)	Other income (expense), net
Less: tax effect	(6.9)	(6.9)	Income tax benefit (provision)

Total, net of tax effect	$20.8	$21.8

(1)	See Note 13 for further discussion regarding our dedesignation of certain of the Swap-related cash flow hedges during the years ended December 31, 2024 and 2023.

Dividends

Using proceeds received from the sales of the HT and AT businesses and as discussed further in Note 4, we paid dividends of $200.0 to the Parent during both years ended December 31, 2024 and 2023.

Effective December 30, 2024, through a series of distributions and contributions to and between entities ultimately wholly-owned by our Parent, we assigned all of our rights, title and interest in a former investment in an equity security, with an estimated fair value of $35.2, to SFI Equity Holding, LLC (a company independent of Redwood TopCo and also ultimately wholly-owned by our Parent), with such distribution reflected as a charge to “Accumulated deficit.” See Note 16 below for further information regarding this former investment.

(15)	LITIGATION, CONTINGENT LIABILITIES AND OTHER MATTERS

Litigation and Contingent Liabilities

Various claims, complaints and proceedings arising in the ordinary course of business, including those relating to litigation matters (e.g., class actions, derivative lawsuits and contracts, and intellectual property and competitive claims), have been filed or are pending against us and certain of our subsidiaries. We believe these matters are either without merit or of a kind that should not have a material effect, individually or in the aggregate, on our financial position, results of operations or cash flows.

We are subject to domestic and international environmental protection laws and regulations with respect to our business operations and are operating in compliance with, or taking action aimed at ensuring compliance with, these laws and regulations. We believe our compliance obligations with environmental protection laws and regulations should not have a material effect, individually or in the aggregate, on our financial position, results of operations or cash flows.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Potential Impacts of Hamas/Israel Conflict

The Hamas/Israel conflict which began in October 2023 did not have a significant impact on our operating results reflected in these accompanying consolidated financial statements. As of December 31, 2024, we had approximately $2.0 of contractual obligations to customers based in the Middle East, potentially impacted by the Hamas/Israel conflict, to be performed. We are engaged with our customers in the Middle East that are potentially impacted by the Hamas/Israel conflict and will continue to monitor the status of the conflict and its potential impacts; however, at this time, we do not expect any potential impacts from the disposition of our contractual obligations to be material to our financial position, results of operations or cash flows.

Potential Impacts of Russia/Ukraine Conflict

The Russia/Ukraine conflict did not have a significant impact on our operating results reflected in these accompanying consolidated financial statements. As of December 31, 2024, we had an insignificant amount of contractual obligations to customers based in Russia to be performed and which are generally on hold due to trade restrictions. We continue to (i) perform an evaluation of the applicability of trade restrictions potentially relevant to fulfilling such orders and (ii) monitor developments in the ongoing conflict. In addition, we are monitoring the availability of certain raw materials that are supplied by vendors from time to time in these countries. However, at this time, we do not expect any potential impacts from such relationships or the disposition of such contractual obligations to be material to our financial position, results of operations or cash flows.

(16)	FAIR VALUE

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

•	Level 1 — Quoted prices for identical instruments in active markets.

•

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

•	Level 3 — Significant inputs to the valuation model are unobservable.

There were no changes during the periods presented to the valuation techniques we use to measure asset and liability fair values on a recurring basis. There were no transfers between the three levels of the fair value hierarchy during the periods presented.

The following section describes the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Derivative Financial Instruments

Our derivative financial assets and liabilities include Swaps and FX forward contracts, valued using valuation models based on observable market inputs such as forward rates, interest rates, our own credit risk and the credit risk of our counterparties, which comprise investment-grade financial institutions. Based on these inputs, the derivative assets and liabilities are classified within Level 2 of the valuation hierarchy. We have not made any adjustments to the inputs obtained from the independent sources. Based on SFI’s recent entry into the Swaps, and our continued ability to enter into FX forward contracts, we consider the markets for our fair value instruments active. We primarily use the income approach, which uses valuation techniques to convert future amounts to a single present amount.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

As of December 31, 2024 and 2023, the gross fair values of our derivative financial assets and liabilities, in aggregate, were $0.0 and $29.3 (gross assets) and $5.7 and $0.0 (gross liabilities), respectively. As of December 31, 2024, there had been no significant impact to the fair value of our derivative liabilities due to our own credit risk as the related instruments are collateralized under the Senior Credit Facilities. Similarly, there had been no significant impact to the fair value of our derivative assets based on our evaluation of our counterparties’ credit risks.

Former Equity Security Investment

We previously held an investment in an equity security which was reflected at its net asset value in “Other assets” in our consolidated balance sheet as of December 31, 2023. The change in this former investment, based on the equity security’s most recently determined net asset value, was reflected in “Other income (expense), net” in our consolidated statements of operations. The net asset value of this former investment, utilizing a practical expedient under relevant accounting guidance, was based on our ownership percentage of approximately 19.7%, applied to the equity security’s most recently determined net asset value. Effective December 30, 2024, through a series of distributions and contributions to and between entities ultimately wholly-owned by our Parent, we assigned all of our rights, title and interest in this former investment to SFI Equity Holding, LLC (a company independent of Redwood TopCo and also ultimately wholly-owned by our Parent), with such distribution reflected as a charge to “Accumulated deficit.”

During the years ended December 31, 2024 and 2023 we recorded gains (losses) of ($4.1) and $3.6, respectively, to “Other income (expense), net” in our accompanying consolidated statements of operations, reflecting increases (decreases) in the estimated fair value of the equity security, respectively, for such periods. As of December 31, 2023, the equity security had an estimated fair value of $39.4.

Goodwill, Indefinite-Lived Intangible and Other Long-Lived Assets

Certain of our non-financial assets are subject to impairment analyses, including long-lived assets, indefinite-lived intangible assets and goodwill. We review the carrying amounts of such assets whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable or at least annually for indefinite-lived intangible assets and goodwill. Any resulting impairment would require that the asset be recorded at its fair value.

As of December 31, 2024 and 2023, no significant non-financial assets or liabilities of the Company were required to be measured at fair value on a recurring or non-recurring basis. See Note 9 for further information regarding our goodwill and intangibles impairment testing performed during our fourth quarters of 2024 and 2023.

(17)	SUBSEQUENT EVENTS

On July 10, 2025, the Company completed the sale of its corporate headquarters facility to a third party, with net cash proceeds received of $68.6. We recognized a pre-tax gain on sale of the asset disposal group of $1.0 as a component of “Other income (expense), net” during our third quarter of 2025.

On August 6, 2025, SFI entered into an amendment of its Senior Credit Facilities, which provided for an incremental term loan borrowing of $175.0, a reduction in annual interest rate margins of 0.25% applicable to term loan borrowings, and with similar terms otherwise as amounts previously outstanding under SFI’s term loan including principal continuing to be due in full at maturity on April 5, 2029. In addition, the maturity date of SFI’s revolving credit facility was extended to January 2029. In connection with the amendment, we recognized a charge of $1.2, classified as a “Loss on early extinguishment of debt” during our third quarter of 2025, related to the write-off of the associated unamortized discount and deferred financing fees.

In connection with the amendment of the Senior Credit Facilities and incremental term loan borrowing noted above, SFI entered into an additional tranche of its Current Swaps, designated and accounted for as cash flow hedges, which have maturities through June 2026. With the additional tranche, the notional amount of SFI’s Current Swaps was increased to an aggregate value equivalent to 90% of the outstanding balance of SFI’s term loan (as amended). The outstanding notional value of the Current Swaps is scheduled to decline on December 31, 2025, such that the percentage of the outstanding notional value of the Current Swaps to the outstanding borrowing under SFI’s term loan is expected to decline at that future date.

LSF11 REDWOOD TOPCO LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(In millions, except per unit data, and unless otherwise noted)

Using proceeds received from the sale of our corporate headquarters facility and amendment of the Senior Credit Facilities as noted above, as well as cash on hand, we paid a dividend of $300.0 to the Parent during the third quarter of 2025.

*********